Exhibit 2.1
EXECUTION COPY
Amended and Restated Agreement and Plan of Merger
This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 30, 2010 by and among HealthSpring, Inc., a Delaware corporation (“Acquiror”), BHI Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Acquiror (“Merger Sub”), Bravo Health, Inc., a Delaware corporation (“Target”), and Shareholder Representative Services, LLC, a Colorado limited liability company (the “Stakeholders’ Agent”).
Recitals
A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies for Target and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and have approved this Agreement and approved the Merger.
B. In connection with the Merger, the outstanding shares of Target’s capital stock will be converted into the right to receive the cash amounts described in this Agreement, and the vesting of all outstanding options, warrants and other rights to acquire Target capital stock will be accelerated and converted into the right to receive the cash amounts described in this Agreement or will be cancelled.
C. Acquiror will place a portion of the cash amounts payable to Target’s stockholders into escrow, the release of which will be contingent upon the occurrence of certain events and the satisfaction or waiver of certain conditions as set forth in this Agreement and in the Escrow Agreement to be executed and delivered in accordance with Section 2.8(e) (the “Escrow Agreement”).
D. Acquiror, Merger Sub, Target and Stakeholders’ Agent entered into that certain Agreement and Plan of Merger, dated August 26, 2010, relating to the Merger (the “Original Agreement”). Acquiror, Merger Sub, Target and Stakeholders’ Agent desire to enter into this Agreement to amend certain provisions of the Original Agreement and make certain representations and warranties and enter into certain covenants in connection with the Merger.
E. Following the execution and delivery of the Original Agreement, Acquiror and Merger Sub received from Target Stock Voting Agreements in the form attached hereto as Exhibit A (the “Voting Agreement”) from certain of the securityholders of Target.
NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
1. Definitions.
1.1 Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings:
“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Material Adverse Effect” has the meaning set forth in Section 4.3(b).
“Acquisition Inquiry” will mean an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by Acquiror) relating to a potential Acquisition Proposal.
“Acquisition Proposal” will mean any offer or proposal (other than an offer or proposal made or submitted by Acquiror) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” with respect to an entity will mean any transaction or series of transactions (other than the Merger) involving:
(a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such entity or any of its Subsidiaries is a constituent corporation and which would result in a third party beneficially owning 20% or more of any class of equity or voting securities of such entity or any of its Subsidiaries; (ii) in which a person or “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated under such act) would directly or indirectly acquire beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of equity or voting securities of such entity or any of its Subsidiaries; or (iii) in which such entity or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such entity or any of its Subsidiaries;
(b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets or rights of such entity or any of its Subsidiaries; or
(c) any liquidation or dissolution of such entity or any of its Subsidiaries.
“Action” means any order, claim, suit, litigation proceeding, labor dispute, arbitration action, governmental audit or investigation (collectively, “Actions”) in which Target is a party or subject to which any of its properties or assets is subject.
“Adjusted Consolidated Current Assets” means an amount equal to (i) the aggregate dollar amount of all assets properly classified as current assets of Target and its Subsidiaries under the Specified Accounting Principles as of the Closing Date reflected on the Consolidated Balance Sheet (excluding any deferred taxes to the extent included in (i)), plus (ii) the aggregate dollar amount of long term investments of Target (excluding any investments in Subsidiaries) as of the Closing Date reflected on the Parent Balance Sheet, plus (iii) the aggregate dollar amount of restricted cash and investments and long term investments of the Regulated Subsidiaries as of the Closing Date determined based upon the Statutory Balance Sheet (to the extent not included in (ii)), minus (iv) the aggregate dollar amount of all assets of the Regulated Subsidiaries included in (i) or (iii) above that are classified as “non-admitted assets” in accordance with Statutory Accounting Principles and based upon the Statutory Balance Sheet; provided, however, that in no event will any accounting adjustments made by Acquiror resulting from the Merger, including Acquiror’s fair-value determination of Target’s and its Subsidiaries’ assets and liabilities at Closing, be included for purposes of this calculation.

“Aggregate Accrued Bonus Amount” has the meaning set forth in Section 6.14.
“Aggregate Closing Merger Consideration” means (A) the Base Merger Consideration, plus (B) the aggregate Exercise Prices of all Unexercised Options, minus (C) any Indebtedness, minus (D) the Specified Transactional Expenses.
“Agreement” has the meaning set forth in the introductory paragraph.
“Base Merger Consideration” means Five Hundred Forty Five Million Dollars ($545,000,000).
“BHCA” means Bravo Health California, Inc., an inactive company domiciled in the State of California.
“BHIC” means Bravo Health Insurance Company, an insurance company domiciled in the State of Delaware.
“BHMA” means Bravo Health Mid-Atlantic, Inc., a health maintenance organization domiciled in the State of Maryland.
“BHPA” means Bravo Health Pennsylvania, Inc., a health maintenance organization domiciled in the Commonwealth of Pennsylvania.
“BHTX” means Bravo Health Texas, Inc., a health maintenance organization domiciled in the State of Texas.
“Bonus Recipients” has the meaning set forth in Section 6.14.
“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.
“Capital Lease” means, with respect to any person, any lease of any property (whether real, personal or mixed) by such person as lessee that is classified and accounted for as a capital lease on a balance sheet of such person.
“Capital Lease Obligation” means, with respect to any Capital Lease of any person, the amount of the obligation of the lessee thereunder that appears on a balance sheet of such lessee in respect of such Capital Lease.
“Certificate” has the meaning set forth in Section 2.8(a).
“Claim” means any claim for indemnification or to be held harmless by an Indemnitee pursuant to Section 9.

“Claim Notice” has the meaning set forth in Section 9.2(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Adjustment” means the positive or negative amount, as applicable, equal to the difference between (i) Adjusted Consolidated Current Assets and (ii) the sum of (A) Minimum Statutory Capital, plus (B) Target Current Liabilities, plus (C) Target Statutory Liabilities plus (D) Two Million Dollars ($2,000,000).
“Closing Date” has the meaning set forth in Section 2.2.
“CMS” means the Centers for Medicare and Medicaid Services.
“COBRA” has the meaning set forth in Section 3.16(f).
“Code” has the meaning set forth in Section 2.10(a).
“Commitment Letter” means that certain commitment letter, dated August 26, 2010, between Acquiror and the financing sources named therein, together with the “Fee Letters” as defined therein.
“Common Equivalent Proceeds Amount” means the sum of (i) the Participation Proceeds Amount plus (ii) the aggregate gross amount of all Transaction Bonuses payable to the Former Stakeholders.
“Confidentiality Agreement” has the meaning set forth in Section 6.2.
“Consolidated Balance Sheet” means the balance sheet of Target and its Subsidiaries as of and for the period ending on the Closing Date prepared in accordance with the Specified Accounting Principles.
“Copyrights” has the meaning set forth in Section 3.10(a)(ii).
“Covered Matters” shall mean (i) those matters identified, or resulting from those matters identified, by asterisk on Schedules 3.8, 3.17 and 3.25 of the Target Disclosure Schedule and (ii) Target’s failure to cause all warrants to purchase shares of Target Capital Stock disclosed on the Target Disclosure Schedule to be exercised or canceled prior to the Closing Date or the assertion of any rights to acquire shares of Target Common Stock by the persons purporting to hold such warrants.
“Damages” has the meaning set forth in Section 9.2(b).
“Designated Accounting Firm” has the meaning set forth in Section 2.13(b)(iii).
“DGCL” has the meaning set forth in Section 2.1.
“Dispute Notice” has the meaning set forth in Section 2.13(b)(i).

“Dissenting Shares” has the meaning set forth in Section 2.11(a).
“Effective Time” has the meaning set forth in Section 2.2.
“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“ERISA” has the meaning set forth in Section 3.16(a).
“ERISA Affiliate” has the meaning set forth in Section 3.16(a).
“Escrow Agent” has the meaning set forth in Section 2.8(e).
“Escrow Agreement” has the meaning set forth in Recital C.
“Escrow Fund” has the meaning set forth in Section 9.1(a).
“Exchange Agent” has the meaning set forth in Section 2.8(b).
“Exchange Agent Agreement” has the meaning set forth in Section 2.8(b).
“Exercise Price” means, in respect of any Target Option, the per share exercise or strike price payable by the holder thereof to exercise the Target Option.
“Expert Calculations” has the meaning set forth in Section 2.13(b)(iii).
“Final Claim Termination Date” has the meaning set forth in Section 9.2(a).
“Financing” has the meaning set forth in Section 6.7(a).
“Former Stakeholder” means each person who held shares of Target Capital Stock immediately prior to the Effective Time, each person who held Target Options immediately prior to the Effective Time and elected (or is deemed to have elected) net exercise as the manner of exercising such Target Options, each person who held warrants issued by Target immediately prior to the Effective Time, and each person who will receive a bonus, change of control or other similar payment from Target in connection with the transactions contemplated by this Agreement (other than severance) as set forth on Schedule 1.1(d) of the Target Disclosure Schedule.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” has the meaning set forth in Section 3.2.
“Governmental Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Entity, or any binding determination pursuant to arbitration or other similar alternative dispute resolution forum. For the purposes of this Agreement, a Government Order will include any voluntary agreement entered into with a Governmental Entity such as a corporate integrity agreement.

“Health Care Laws” means all Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Program Laws and Laws relating to Medicaid programs; (ii) the operations of facilities such as pharmacies, laboratories, radiology or imaging centers or the operation of professional medical practices or other medical or health facilities; (iii) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including, without limitation, Laws prohibiting or regulating fraud and abuse, patient referrals or Provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (iv) the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by Providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (v) billings to insurance companies, health maintenance organizations and other managed care plans or otherwise related to insurance fraud; (vi) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (vii) HIPAA; (viii) any Laws governing the privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective Members; (ix) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs) pursuant to which any of the Regulated Subsidiaries is required to be licensed or authorized to transact business; (x) the Medicare Program Laws; and (xi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder.
“HIPAA” has the meaning set forth in Section 3.16(f).
“HSR” has the meaning set forth in Section 3.2.
“Indebtedness” means, without duplication, (a) any outstanding liability of Target and its Subsidiaries created or assumed by Target or such Subsidiary (i) for borrowed money or for the deferred purchase price of property other than ordinary course trade credit, (ii) for reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (iii) evidenced by a note, bond, debenture or similar instrument, and (iv) for any Capital Lease Obligation; (b) any outstanding liability or indebtedness of any other person described in the preceding clause (a) guaranteed as to payment of principal or interest by Target or such Subsidiary or in effect guaranteed by Target through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to acquire the security therefor; (c) all outstanding indebtedness or obligations referred to above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by Target or such Subsidiary, even though such person has not assumed or become liable for the payment of such indebtedness, and (d) any charges or expenses relating to the cancellation or termination of Target’s interest rate cap and interest rate swap agreements on the Closing Date.

“Indemnification Cap” has the meaning set forth in Section 9.2(c)(ii).
“Indemnification Threshold” has the meaning set forth in Section 9.2(c).
“Indemnified Parties” has the meaning set forth in Section 6.9(a).
“Indemnitee” has the meaning set forth in Section 9.2(d)(i).
“Indemnitor” has the meaning set forth in Section 9.2(d)(i).
“Indemnity Escrow Amount” has the meaning set forth in Section 9.1(a).
“Initial Claim Termination Date” has the meaning set forth in Section 9.2(a).
“IP Rights” has the meaning set forth in Section 3.10(a)(i).
“IPA” means an Independent Practice Association.
“Knowledge” has the meaning set forth in Section 10.2(b).
“Law” means any U.S. federal, state or local law (including principles of common law), statute, rule, regulation, constitution, treaty, ordinance or other provisions having the force or effect of law, including Health Care Laws.
“Lease” has the meaning set forth in Section 3.14(a).
“Lenders” has the meaning set forth in Section 6.7(a).
“Letter of Transmittal” has the meaning set forth in Section 2.8(c).
“Licenses” means any licenses, permits, certificates of authority, certificates, approvals, registrations, authorizations or any accreditation requirements of any Governmental Entity or the NCQA and, also with respect to the Practice Entity or its practitioners, any license to practice medicine and any provider number or certification required for participation in, or to receive payment from, any of the Programs.
“Lien” means any claim, mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, or any rights of others, however evidenced, created or arising (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any lease having a similar effect or result).

“Liquidation Preference Amount” means the Series A Preferred Liquidation Preference Amount, plus the Series B Preferred Liquidation Preference Amount, plus the Series C Preferred Liquidation Preference Amount, plus the Series D Preferred Liquidation Preference Amount, plus the Series E Preferred Liquidation Preference Amount, plus the Series F Preferred Liquidation Preference Amount, plus the Series G Preferred Liquidation Preference Amount, plus the Series H Preferred Liquidation Preference Amount.
“Loss Reserve” means amounts accrued or reserved by Target and its Subsidiaries for liability for medical claims and liabilities incurred but not reported, and incurred but pending or otherwise unpaid.
“MA Plans” means the Medicare Advantage Prescription Drug Plans or stand-alone Prescription Drug Plans offered by the Regulated Subsidiaries.
“Management Sub” means Managed Care Services, LLC, a Delaware limited liability company.
“Material Contract” has the meaning set forth in Section 3.12(c).
“Material Health Care Providers” has the meaning set forth in Section 3.25(e).
“Material Producers” has the meaning set forth in Section 3.25(d).
“Material Target IP Rights” has the meaning set forth in Section 3.10(a)(iii).
“Medicare Program Laws” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, as each has been amended, modified, revised or replaced as well as any final rules and final regulations adopted pursuant to such Acts and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by CMS.
“Member(s)” means any individual who is properly enrolled in a MA Plan offered by Regulated Subsidiaries.
“Merger” has the meaning set forth in Recital A.
“Merger Sub” has the meaning set forth in the introductory paragraph.
“Minimum Statutory Capital” means 150% of the aggregate “company action level” (based on the formulas required by the National Association of Insurance Commissioners (“NAIC”) as in effect as of August 26, 2010) with respect to the risk based capital requirements of the Regulated Subsidiaries estimated and determined as of the Closing Date, determined in accordance with Statutory Accounting Principles and based upon the Statutory Balance Sheet.
“NCQA” means the National Committee for Quality Assurance.
“Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court or other Governmental Entity or by any arbitrator.

“Parent Balance Sheet” means the balance sheet of Target, excluding any Subsidiaries, as of and for the period ending on the Closing Date prepared in accordance with GAAP.
“Participation Proceeds Amount” means the sum of (i) the Aggregate Closing Merger Consideration, minus (ii) the Liquidation Preference Amount.
“Party” means Target, on the one hand, and Acquiror and Merger Sub, on the other hand (each individually a “Party”).
“Patent Rights” has the meaning set forth in Section 3.10(a)(iv).
“Per Common Share Consideration” means (i) the sum of (A) the Aggregate Closing Merger Consideration, minus (B) the Liquidation Preference Amount, divided by (ii) the sum of (A) the aggregate number of shares of Target Capital Stock outstanding immediately prior to the Effective Time on an as converted basis, plus (B) the aggregate number of shares of Target Capital Stock subject to Unexercised Options.
“Per Common Share Price” has the meaning set forth in Section 2.6(a).
“Per Preferred Share Price” means the Per Series A Preferred Share Price, Per Series B Preferred Share Price, Per Series C Preferred Share Price, Per Series D Preferred Share Price, Per Series E Preferred Share Price, Per Series F Preferred Share Price, Per Series G Preferred Share Price, or Per Series H Preferred Share Price, as applicable.
“Per Series A Preferred Share Consideration” means (i) the Per Common Share Consideration times the number of shares of Common Stock into which one share of Series A Preferred Convertible Preferred Stock can then be converted, plus (ii) the Per Series A Preferred Share Liquidation Preference Amount.
“Per Series A Preferred Share Liquidation Preference Amount” means $0.363685.
“Per Series A Preferred Share Price” has the meaning set forth in Section 2.6(b).
“Per Series B Preferred Share Consideration” means (i) the Per Common Share Consideration times the number of shares of Common Stock into which one share of Series B Preferred Convertible Preferred Stock can then be converted, plus (ii) the Per Series B Preferred Share Liquidation Preference Amount.
“Per Series B Preferred Share Liquidation Preference Amount” means $1.043331.
“Per Series B Preferred Share Price” has the meaning set forth in Section 2.6(c).
“Per Series C Preferred Share Consideration” means the Per Series C Preferred Share Liquidation Preference Amount.
“Per Series C Preferred Share Liquidation Preference Amount” means $2.55.
“Per Series C Preferred Share Price” has the meaning set forth in Section 2.6(d).

“Per Series D Preferred Share Consideration” means (i) the Per Common Share Consideration times the number of shares of Common Stock into which one share of Series D Preferred Convertible Preferred Stock can then be converted, plus (ii) the Per Series D Preferred Share Liquidation Preference Amount.
“Per Series D Preferred Share Liquidation Preference Amount” means $6.06.
“Per Series D Preferred Share Price” has the meaning set forth in Section 2.6(e).
“Per Series E Preferred Share Consideration” means (i) the Per Common Share Consideration times the number of shares of Common Stock into which one share of Series E Preferred Convertible Preferred Stock can then be converted, plus (ii) the Per Series E Preferred Share Liquidation Preference Amount.
“Per Series E Preferred Share Liquidation Preference Amount” means $1.744407.
“Per Series E Preferred Share Price” has the meaning set forth in Section 2.6(f).
“Per Series F Preferred Share Consideration” means (i) the Per Common Share Consideration times the number of shares of Common Stock into which one share of Series F Preferred Convertible Preferred Stock can then be converted, plus (ii) the Per Series F Preferred Share Liquidation Preference Amount.
“Per Series F Preferred Share Liquidation Preference Amount” means $0.897029.
“Per Series F Preferred Share Price” has the meaning set forth in Section 2.6(g).
“Per Series G Preferred Share Consideration” means (i) the Per Common Share Consideration times the number of shares of Common Stock into which one share of Series G Preferred Convertible Preferred Stock can then be converted, plus (ii) the Per Series G Preferred Share Liquidation Preference Amount.
“Per Series G Preferred Share Liquidation Preference Amount” means $1.107074.
“Per Series G Preferred Share Price” has the meaning set forth in Section 2.6(h).
“Per Series H Preferred Share Consideration” means (i) the Per Common Share Consideration times the number of shares of Common Stock into which one share of Series H Preferred Convertible Preferred Stock can then be converted, plus (ii) the Per Series H Preferred Share Liquidation Preference Amount.
“Per Series H Preferred Share Liquidation Preference Amount” means $1.65.
“Per Series H Preferred Share Price” has the meaning set forth in Section 2.6(i).
“Per Share Price” means the Per Common Share Price or the Per Preferred Share Price, as applicable.

“Per Share Pro Rata Portion” means, with respect to each share of Target Capital Stock held, or issuable upon exercise of Unexercised Options held, by a Former Stakeholder, the fraction having a numerator equal to the sum of (i) the gross proceeds payable from the Aggregate Closing Merger Consideration with respect to such share of Target Capital Stock or Unexercised Options (as applicable), plus (ii) the Exercise Price associated with any Unexercised Option for such share as of the Effective Time (if applicable), minus (iii) the portion of the Liquidation Preference Amount, if any, payable to such Former Stakeholder with respect to such share of Target Capital Stock (if applicable), and having a denominator equal to the Participation Proceeds Amount.
“Per Share Pro Rata Escrow Amount” means, with respect to each share of Target Capital Stock held, or issuable upon exercise of Unexercised Options held, by a Former Stakeholder, an amount equal to the product of (i) the Per Share Pro Rata Portion attributable to such share and (ii) an amount equal to the Escrow Fund, minus the Transaction Bonus Escrow Amount.
“Permitted Defense Assumption Refusal” has the meaning set forth in Section 9.2(d)(i).
“Permitted Encumbrances” has the meaning set forth in Section 3.13.
“person” has the meaning set forth in Section 10.2(d).
“PPO” means a Preferred Provider Organization.
“Practice Entity” means Bravo Health Advanced Care Center, P.C., a Pennsylvania professional corporation owned by Josh Bennett, M.D., a Pennsylvania licensed physician and Bravo Health Advanced Care Center, P.C. a Maryland professional corporation owned by Josh Bennett, M.D., a Maryland licensed physician.
“Pre-Closing Period” has the meaning set forth in Section 5.1.
“Pro Rata Portion” means, with respect to any Former Stakeholder, the fraction having a numerator equal to the sum of (i) the gross proceeds payable from the Aggregate Closing Merger Consideration with respect to all shares of Target Capital Stock held by such Former Stakeholder or issuable upon exercise of Target Options held by such Former Stakeholder, plus (ii) the aggregate Exercise Price associated with any Unexercised Options held by such Former Stakeholder as of the Effective Time, plus (iii) the amount of any Transaction Bonus payable to such Former Stakeholder, minus (iv) the portion of the Liquidation Preference Amount, if any, payable to such Former Stakeholder, and having a denominator equal to the sum of (i) the Aggregate Closing Merger Consideration, plus (ii) the aggregate amount of all Transaction Bonuses payable to the Former Stakeholders, minus (iii) the Liquidation Preference Amount.
“Producer” means any sales agent, consultant, solicitor, producer or agency thereof who or which arranges, on behalf of Regulated Subsidiaries, for the sales of or enrollment into MA Plans offered by Regulated Subsidiaries.
“Program” means Medicare, Medicaid or any other state or federal health care programs.

“Providers” means any all physicians, physician or medical groups, IPAs, PPOs, exclusive provider organizations, specialist physicians, dentists, optometrists, audiologists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, opticians, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied medical, health or wellness professional or facility.
“Real Estate” has the meaning set forth in Section 3.14(b).
“Regulated Subsidiar(y)ies” individually, means any of BHIC, BHMA, BHPA or BHTX and, collectively, means two or more of BHIC, BHMA, BHPA or BHTX.
“Related Persons” has the meaning set forth in Section 8.3.
“Representatives” means, with respect to any person, such person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor, lender, attorney, accountant or other advisor, agent, representative or controlled affiliate.
“Required Stockholder Vote” has the meaning set forth in Section 3.2.
“Returns” has the meaning set forth in Section 3.15(b).
“Review Period” has the meaning set forth in Section 2.13(b)(i).
“Securities Act” means the United States Securities Act of 1933, as amended.
“Series A Preferred Liquidation Preference Amount” means (A) the Per Series A Preferred Share Liquidation Preference Amount multiplied by (B) the total number of Series A Convertible Preferred Stock (excluding any Dissenting Shares of Series A Convertible Preferred Stock).
“Series B Preferred Liquidation Preference Amount” means (A) the Per Series B Preferred Share Liquidation Preference Amount multiplied by (B) the total number of Series B Convertible Preferred Stock (excluding any Dissenting Shares of Series B Convertible Preferred Stock).
“Series C Preferred Liquidation Preference Amount” means (A) the Per Series C Preferred Share Liquidation Preference Amount multiplied by (B) the total number of Series C Redeemable Preferred Stock (excluding any Dissenting Shares of Series C Redeemable Preferred Stock).
“Series D Preferred Liquidation Preference Amount” means (A) the Per Series D Preferred Share Liquidation Preference Amount multiplied by (B) the total number of Series D Convertible Preferred Stock (excluding any Dissenting Shares of Series D Convertible Preferred Stock).

“Series E Preferred Liquidation Preference Amount” means (A) the Per Series E Preferred Share Liquidation Preference Amount multiplied by (B) the total number of Series E Convertible Preferred Stock (excluding any Dissenting Shares of Series E Convertible Preferred Stock).
“Series F Preferred Liquidation Preference Amount” means (A) the Per Series F Preferred Share Liquidation Preference Amount multiplied by (B) the total number of Series F Convertible Preferred Stock (excluding any Dissenting Shares of Series F Convertible Preferred Stock).
“Series G Preferred Liquidation Preference Amount” means (A) the Per Series G Preferred Share Liquidation Preference Amount multiplied by (B) the total number of Series G Convertible Preferred Stock (excluding any Dissenting Shares of Series G Convertible Preferred Stock).
“Series H Preferred Liquidation Preference Amount” means (A) the Per Series H Preferred Share Liquidation Preference Amount multiplied by (B) the total number of Series H Convertible Preferred Stock (excluding any Dissenting Shares of Series H Convertible Preferred Stock).
“Specified Accounting Principles” means GAAP applied on a basis consistent with the basis on which the Target Financial Statements have been historically prepared.
“Specified Transactional Expenses” means the following expenses, to the extent incurred or accrued but not paid by Target (whether or not Target has been invoiced for such expenses) at or prior to the Closing in connection with the transactions contemplated hereby: (i) expenses payable by Target to its outside professional legal, financial, accounting and other advisors (including UBS) for services performed by them with respect to the Merger and the negotiation of this Agreement, but expressly excluding expenses payable for any services rendered in connection with the fulfillment of the Stakeholders’ Agent’s obligations under this Agreement, (ii) the Transaction Bonuses (whether paid by Target, Acquiror or otherwise), and (iii) any severance or termination payments payable by Target to employees of Target who are terminated in connection with the consummation of the transactions contemplated by this Agreement, as described in Section 5.3 of this Agreement, provided that the aggregate amount of severance and termination payments as described in subsection (iii) above that are included in the calculation of the Specified Transactional Expenses shall not exceed Five Million Dollars ($5,000,000).
“Stakeholders’ Agent” has the meaning set forth in the introductory paragraph.
“Stakeholders’ Agent Escrow Amount” has the meaning set forth in Section 9.1(a).
“Statutory Accounting Principles” means Codified National Association of Insurance Commissioners’ Statements of Statutory Accounting Principles (NAIC SAP), subject to any deviations prescribed or permitted by the applicable state insurance commissioner.

“Statutory Balance Sheet” means the consolidated balance sheet of the Regulated Subsidiaries as of and for the period ending on the Closing Date prepared in accordance with Statutory Accounting Principles.
“Statutory Financial Statements” has the meaning set forth in Section 3.4(b).
“Subsidiary” has the meaning set forth in Section 10.2(c).
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Target” has the meaning set forth in the introductory paragraph.
“Target Balance Sheet” has the meaning set forth in Section 3.4(a).
“Target Business” has the meaning set forth in Section 3.1.
“Target Capital Stock” means all Target Preferred Stock and Target Common Stock.
“Target Closing Certificate” has the meaning set forth in Section 7.2(c).
“Target Common Stock” means Target’s common stock (par value $0.01 per share).
“Target Current Liabilities” means an amount equal to the sum of (i) the aggregate dollar amount of all liabilities properly characterized as current liabilities of Target (not including its Subsidiaries) as of the Closing Date (including any bonus payments accrued as of the Closing Date to employees of Target in accordance with Target’s existing bonus plan(s)) as reflected on the Parent Balance Sheet, minus (ii) any such liabilities that also constitute Indebtedness or Specified Transactional Expenses as defined in this Agreement to the extent included in (i) and, minus (iii) any deferred taxes to the extent included in (i); provided, however, that in no event will any accounting adjustments made by Acquiror resulting from the Merger, including Acquiror’s fair-value determination of Target’s and its Subsidiaries’ assets and liabilities at Closing, be included for purposes of this calculation.
“Target Disclosure Schedule” has the meaning set forth in Section 3.
“Target Employee Plans” has the meaning set forth in Section 3.16(a).
“Target Financial Statements” has the meaning set forth in Section 3.4(a).
“Target IP Rights” has the meaning set forth in Section 3.10(a)(v).
“Target Material Adverse Effect” has the meaning set forth in Section 10.2(a).
“Target Option Consideration” has the meaning set forth in Section 2.7(a).
“Target Option Plans” has the meaning set forth in Section 2.7(a).
“Target Option” has the meaning set forth in Section 2.7(a).

“Target Preferred Stock” means all outstanding shares of Target’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Redeemable Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock, Series G Convertible Preferred Stock, and Series H Convertible Preferred Stock (each with par value $0.01 per share).
“Target Statutory Liabilities” means an amount equal to the aggregate dollar amount of all liabilities of the Regulated Subsidiaries as of the Closing Date and based upon the Statutory Balance Sheet; provided, however, that in no event will any accounting adjustments made by Acquiror resulting from the Merger, including Acquiror’s fair-value determination of Target’s and its Subsidiaries’ assets and liabilities at Closing, be included for purposes of this calculation.
“Taxes” has the meaning set forth in Section 3.15(a).
“Termination Fee” has the meaning set forth in Section 8.3.
“Three Year Escrow Amount” has the meaning set forth in Section 9.1(b).
“Trademark Rights” has the meaning set forth in Section 3.10(a)(vi).
“Transaction Bonus Escrow Amount” means the product of (i) the aggregate amount of all Transaction Bonuses payable to the Former Stakeholders divided by the Common Equivalent Proceeds Amount and (ii) the Escrow Fund.
“Transaction Bonus Pro Rata Escrow Amount” for a Former Stakeholder who is a recipient of a Transaction Bonus means the product of (i) the gross amount of the Transaction Bonus payable to such Former Stakeholder divided by the aggregate gross amount of all Transaction Bonuses payable to the Former Stakeholders and (ii) the Transaction Bonus Escrow Amount.
“Transaction Bonuses” has the meaning set forth in Section 6.12.
“UBS” has the meaning set forth in Section 3.20.
“Unexercised Option” has the meaning set forth in Section 2.7(a).
“Voting Agreement” has the meaning set forth in Recital D.
2. The Merger.
2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, in the Certificate of Merger filed pursuant to Section 2.2 and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into Target, the separate corporate existence of Merger Sub will cease, and Target will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Closing; Effective Time. The consummation of the Merger (the “Closing”) will take place on the last business day of the first calendar month in which all of the conditions set forth in Section 7 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time as the Parties to this Agreement agree (the actual date on which the Closing takes place, the “Closing Date”). The Parties shall use their commercially reasonable efforts to consummate the Merger on or before December 31, 2010, including without limitation the prompt taking of all actions referred to in Section 6.3. The Closing will take place at the offices of Bass, Berry & Sims PLC, 150 Third Avenue South, Suite 2800, Nashville, Tennessee 37201, or at such other location as the Parties to this Agreement agree. In connection with the Closing, Target will cause the Merger to be made effective by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing or such later time which Acquiror and Target will have agreed upon and designated in such filing in accordance with applicable Law being the “Effective Time”). In the event the Closing Date as determined pursuant to this Section 2.2 would be December 31, 2010, Target may, by written notice to Acquiror not later than December 10, 2010, elect to consummate the Merger on December 30, 2010 rather than December 31, 2010 (a “Closing Election”). In the event Target makes a Closing Election, the Parties shall use their commercially reasonable efforts to consummate the Merger on December 30, 2010 (subject to the satisfaction or waiver of the conditions set forth in Section 7) provided that Target shall pay and reimburse Acquiror for all additional fees, costs, expenses and liabilities incurred by Acquiror (including, without limitation, additional interest expense and other fees and expenses payable in connection with the Financing) as a result of consummating the Merger on December 30, 2010 rather than December 31, 2010.
2.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger filed pursuant to Section 2.2 and the applicable provisions of the DGCL.
2.4 Certificate of Incorporation; Bylaws. Unless otherwise agreed to by Acquiror and Target prior to the Closing, at the Effective Time:
(a) the certificate of incorporation of Target will be amended such that the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation will be changed to read as follows: “The name of the corporation is Bravo Health, Inc.”; and
(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation or such bylaws.
2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub, Target or the holders of any of the following securities:
(a) each share of Target Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Common Share Price”) equal to the Per Common Share Consideration;
(b) each share of Target’s Series A Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Series A Preferred Share Price”) equal to the Per Series A Preferred Share Consideration;
(c) each share of Target’s Series B Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Series B Preferred Share Price”) equal to the Per Series B Preferred Share Consideration;
(d) each share of Target’s Series C Redeemable Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Series C Preferred Share Price”) equal to the Per Series C Preferred Share Consideration;
(e) each share of Target’s Series D Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Series D Preferred Share Price”) equal to the Per Series D Preferred Share Consideration;
(f) each share of Target’s Series E Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Series E Preferred Share Price”) equal to the Per Series E Preferred Share Consideration;
(g) each share of Target’s Series F Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Series F Preferred Share Price”) equal to the Per Series F Preferred Share Consideration;
(h) each share of Target’s Series G Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Series G Preferred Share Price”) equal to the Per Series G Preferred Share Consideration;
(i) each share of Target’s Series H Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (without interest) an amount of cash (the “Per Series H Preferred Share Price”) equal to the Per Series H Preferred Share Consideration; and

(j) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
2.7 Target Stock Options.
(a) At least five (5) days prior to the Effective Time and subject to the Merger becoming effective, Target will give each person with a right to exercise an outstanding option to purchase shares of Common Stock (a “Target Option”) granted under Target’s 1995 Stock Option Plan or Target’s Amended and Restated 2004 Stock Incentive Plan (the “Target Option Plans”) a notice of the Merger, and will permit the Target Options that are vested (including any vesting that is accelerated conditional upon the Closing) to be exercised contingent upon Closing. Immediately prior to the Effective Time, and by operation of the provisions of this Agreement, each outstanding Target Option or any portion thereof that remains outstanding and for which Target has not received a duly executed notice of exercise and tender of the exercise or strike price therefor (whether or not conditioned on the Closing) on or prior to the date that is two (2) Business Days prior to the Closing, will be canceled, extinguished and converted into the right to receive in exchange for each share of Target Common Stock issuable upon exercise of such Target Option, at the Effective Time, on behalf of the named holder of such Target Option (each such Target Option being a “Unexercised Option” and such amount in respect of a Target Option being the “Target Option Consideration”):
(i) an amount in cash equal to the Per Common Share Consideration, without interest; minus
(ii) the Exercise Price.
Thereafter, without impairing the rights of the former Target Option holder to receive payments of the Per Common Share Consideration to the extent set forth herein, such former Target Option holder will, as of the Effective Time, cease to have any further right or entitlement to acquire any Target Common Stock or any shares of Target Capital Stock or the Surviving Corporation under the cancelled Target Option.
(b) Upon delivery of a letter of transmittal in the form attached to this Agreement as Exhibit C with such further revisions as may be reasonably necessary to conform such agreement to this Agreement (the “Letter of Transmittal”), duly completed and validly executed in accordance with the instructions to the Letter of Transmittal, each former Target Option Holder will be entitled to receive a cash amount equal to the product of (A) the Target Option Consideration minus the applicable Per Share Pro Rata Escrow Amount and (B) the number of shares of Target Common Stock issuable upon exercise of such Target Option. Exchange Agent will, pursuant to the terms of the Exchange Agent Agreement, cause the payment described in the preceding sentence, less any amount required to be withheld pursuant to any Tax Law, to be made to the holder of such Unexercised Option by check or wire transfer (as indicated in the Exchange Agent Agreement) of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered by such Target Option Holder.
(c) Except as provided in this Agreement or as otherwise agreed by Acquiror and Target, the Target Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Target will terminate as of the Effective Time.

(d) The Board of Directors (or, if appropriate, the committee administering the Target Option Plans) of Target has adopted such resolutions and taken such actions as are necessary to carry out the terms of this Section 2.7.
2.8 Surrender of Certificates.
(a) No Further Rights as Target Stockholders. At the Effective Time, all shares of Target Capital Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) will automatically be cancelled and retired and will cease to exist, and no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock (a “Certificate”) will have any rights as a stockholder of Target.
(b) Exchange Agent. At or prior to the Closing, Acquiror will enter into an Exchange Agent Agreement in substantially the form attached hereto as Exhibit B with such further revisions as may be reasonably necessary to conform such agreement to this Agreement (the “Exchange Agent Agreement”) with a mutually acceptable exchange agent (“Exchange Agent”), which will provide that Acquiror will deliver on the Closing Date to the Exchange Agent cash in the amount equal to (i) the Aggregate Closing Merger Consideration, minus (ii) the aggregate Exercise Prices of all Unexercised Options, minus (iii) the Stakeholders’ Agent Escrow Amount, minus (iv) the Indemnity Escrow Amount. On or prior to the Closing Date, Acquiror will deliver such amount to the Exchange Agent.
(c) Exchange Procedures. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions to the Letter of Transmittal, (i) the holder of such Certificate will be entitled to receive in exchange therefor a cash amount equal to the product of (A) the applicable Per Share Price minus the applicable Per Share Pro Rata Escrow Amount and (B) the number of shares of Target Capital Stock represented by such Certificate, and (ii) the Certificate so surrendered will forthwith be canceled. Exchange Agent will, pursuant to the terms of the Exchange Agent Agreement, cause the payment described in the preceding sentence to be made to the holder of such Certificate by check or wire transfer (as indicated in the Exchange Agent Agreement) of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Common Stock (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the Per Share Price for each of such shares (subject to the provisions of this Agreement relating to the Escrow Fund). If, after the Effective Time, any Certificate is presented to Exchange Agent, it will be cancelled and exchanged as provided in this Section 2.8. Notwithstanding the foregoing, if any Certificate will not have been issued with respect to any Target Option exercised after August 26, 2010 and prior to the Effective Time, the former holder of such Target Option will not be required to deliver a Certificate with respect to such shares, provided he or she has submitted a Letter of Transmittal to the Exchange Agent.

(d) Transfers of Ownership. At the Effective Time, the stock transfer books of Target will be closed, and there will thereafter be no further registration of transfers of shares of Target Capital Stock outstanding immediately prior to the Effective Time on the records of Target.
(e) Escrow Agent. At or prior to the Closing, Acquiror and Stakeholders’ Agent will enter into the Escrow Agreement in substantially the form attached hereto as Exhibit D with U.S. Bank National Association (“Escrow Agent”), which will provide that Acquiror will deliver on the Closing Date to the Escrow Agent cash in the amount equal to (i) the Stakeholders’ Agent Escrow Amount, plus (ii) the Indemnity Escrow Amount. On the Closing Date, Acquiror will deliver such amount to the Escrow Agent.
(f) Indebtedness. On the Closing Date, Acquiror will deliver to the holders of any Indebtedness of Target specified by Target cash in an amount equal to the amounts of Indebtedness outstanding to each such party as reflected in a payoff letter in customary form provided by such party.
2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificate will have been lost, stolen or destroyed, Exchange Agent will pay to the record holder of such Certificate the consideration into which the shares of Target Common Stock formerly represented by such Certificate have been converted pursuant to Section 2.6, upon the making of an affidavit of that fact by such record holder and the delivery by such record holder of an agreement to indemnify the Exchange Agent, Acquiror and the Surviving Corporation against any claim that may be made with respect to such Certificate.
2.10 Withholding Rights.
(a) Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to Section 2.6 or 2.7(a) to any Former Stakeholder such amounts, if any, as Exchange Agent (or the Surviving Corporation or Acquiror) is required to deduct and withhold with respect to the payment of such consideration under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of any other Tax Law. For administrative convenience, Exchange Agent may tender payment with respect to any Target Common Stock or Target Stock Options to Target’s payroll provider to be paid to the applicable holder net of any applicable withholding.
(b) To the extent that amounts are properly withheld from the consideration otherwise payable pursuant to Section 2.6 of 2.7(a) to any Former Stakeholder as provided in this Section 2.10, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such Former Stakeholder.

2.11 Appraisal Rights.
(a) Target has taken or shall take all steps necessary to comply with Section 262 of the DGCL. All notices delivered to the shareholders of Target relating to Section 262 of the DGCL shall be subject to the prior review and approval of Acquiror, which approval shall not be unreasonably delayed. Notwithstanding anything to the contrary contained in this Agreement, any share of Target Common Stock or Target Preferred Stock that, as of the Effective Time, is held by a holder who has, as of the Effective Time, preserved appraisal rights under Section 262 of the DGCL with respect to such share (“Dissenting Shares”) will not be converted into or represent the right to receive Merger consideration, and the holder of such share will be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights will not be perfected or the holder of such share will otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such share will cease to constitute Dissenting Shares and will automatically be converted into and will represent only the right to receive (upon the surrender of the certificate or certificates representing such shares or the completion of the process described in Section 2.9) the Merger consideration, without interest.
(b) Target will give Acquiror (i) prompt notice of any written demand received by Target prior to the Effective Time to require Target to purchase shares of Target Common Stock or Target Preferred Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to Target prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Target will not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Acquiror will have consented in writing to such payment or settlement offer, which consent will not be unreasonably withheld, conditioned or delayed.
2.12 Taking of Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, from and after the Effective Time Acquiror and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.
2.13 Closing Adjustment.
(a) Following the Closing and on or before May 15, 2011, Acquiror shall cause to be prepared (i) audited consolidated financial statements of Target and its Subsidiaries as of the Closing Date in accordance with GAAP (the “Audited GAAP Financial Statements”) and (ii) audited statutory financial statements of the Regulated Subsidiaries as of December 31, 2010, in accordance with Statutory Accounting Principles (the “Audited Statutory Financial Statements”). Ernst & Young shall audit the Audited GAAP Financial Statements and the Audited Statutory Financial Statements. Within 15 days following the receipt by Acquiror of the final Statutory Financial Statements, Acquiror shall deliver to the Stakeholders’ Agent (i) the Audited GAAP Financial Statements, (ii) the Audited Statutory Financial Statements, (iii) the Consolidated Balance Sheet, (iv) the Parent Balance Sheet, (v) the Statutory Balance Sheet, and (vi) Acquiror’s determination of (A) the Adjusted Consolidated Current Assets, (B) the Minimum Statutory Capital, (C) the Target Current Liabilities, (D) the Target Statutory Liabilities and (E) the Closing Adjustment. In the event that the Final Closing Adjustment (as defined below) is a positive number, Acquiror shall pay the amount of the Closing Adjustment to the Stakeholders’ Agent (or as directed by the Stakeholders’ Agent) in cash via wire transfer of immediately available funds within five (5) Business Days of the final determination of the Closing Adjustment; provided, that in no event shall any positive Closing Adjustment be greater than Ten Million Dollars ($10,000,000). In the event the Final Closing Adjustment is a negative number, then Acquiror will be entitled to withdraw such amount from the Escrow Fund in accordance with the provisions of the Escrow Agreement.

(b) Access; Review; Disputes.
(i) If the Stakeholders’ Agent disputes Acquiror’s determination of the Closing Adjustment, then, during the 60-day period commencing upon delivery to the Stakeholders’ Agent of Acquiror’s determination of the Closing Adjustment (the “Review Period”), the Stakeholders’ Agent will deliver a written notice setting forth the bases for the Stakeholders’ Agent’ dispute of such calculation (a “Dispute Notice”) to Acquiror and the Escrow Agent.
(ii) If Acquiror does not receive a Dispute Notice from the Stakeholders’ Agent prior to the expiration of the Review Period, then the calculation of the Closing Adjustment determined by Acquiror will be deemed final and binding on Acquiror, the Stakeholders’ Agent and the Former Stakeholders for all purposes and will be deemed to be the “Final Closing Adjustment.”
(iii) If Acquiror receives a Dispute Notice from the Stakeholders’ Agent prior to the expiration of the Review Period, then the Stakeholders’ Agent and Acquiror will use commercially reasonable efforts to reach agreement on the Closing Adjustment. If the Stakeholders’ Agent and Acquiror are unable to reach agreement on the Closing Adjustment within twenty (20) days after the end of the Review Period, either Party will have the right to refer such dispute to the Bethesda, Maryland, office of BDO (such firm, or any successor to such firm, the “Designated Accounting Firm”). In connection with the resolution of any such dispute by the Designated Accounting Firm: (i) each of Acquiror and the Stakeholders’ Agent will have a reasonable opportunity to meet with the Designated Accounting Firm to provide its views as to any disputed issues with respect to the calculation of the Closing Adjustment; (ii) the Designated Accounting Firm will determine the Closing Adjustment within thirty (30) days of the referral of such dispute to the Designated Accounting Firm; (iii) upon making its final determination of the Closing Adjustment, the Designated Accounting Firm will deliver a copy of its calculations (the “Expert Calculations”) to the Stakeholders’ Agent and Acquiror; and (iv) the determination of the Closing Adjustment made by the Designated Accounting Firm will be final and binding on Acquiror, the Stakeholders’ Agent and the Former Stakeholders for all purposes and will be deemed to be the Final Closing Adjustment. The Expert Calculations will reflect and explain in detail the differences, if any, between the Final Closing Adjustment reflected therein and the Closing Adjustment as initially determined by Acquiror.
(iv) The fees and expenses of the Designated Accounting Firm will be borne equally by Acquiror and the Former Stakeholders. All such fees and expenses payable by the Former Stakeholders (including any portion of the fees and expenses of the Designated Accounting Firm borne by the Stakeholders’ Agent on behalf of the Former Stakeholders) will be reimbursable to or payable by the Stakeholders’ Agent (solely on behalf of the Former Stakeholders and in its capacity as the Stakeholders’ Agent, not in its individual capacity) directly from the Stakeholders’ Agent Escrow Amount of the Escrow Fund.

(v) From and after the Effective Time, Acquiror will cause the Surviving Corporation (A) to provide the Stakeholders’ Agent, and any accountants or advisors retained by the Stakeholders’ Agent, with reasonable access during normal business hours to the assets, books, records and work papers of the Surviving Corporation relating to the determination of the Closing Adjustment and to personnel of the Surviving Corporation and the Subsidiaries and (B) to reasonably cooperate (at the Surviving Corporation’s expense), and cause the personnel and outside accountants of the Surviving Corporation and the Subsidiaries to reasonably cooperate (at the Surviving Corporation’s expense), with the Stakeholders’ Agent and any accountants or advisors retained by the Stakeholders’ Agent, in connection with any proceedings involving the Designated Accounting Firm as described in clause “(c)” above.
2.14 Specified Transactional Expenses. At least five (5) days prior to the Closing Date, Target will deliver to Acquiror a notice setting forth the amount of each of the unpaid Specified Transactional Expenses required to be paid by Target as of the Closing. Acquiror will be entitled to reduce the Aggregate Closing Merger Consideration by the amount of unpaid Specified Transactional Expenses set forth in such notice as described in Section 1.1 of this Agreement, and Acquiror shall cause such amounts, less any amount required to be withheld pursuant to any Tax Law, to be paid at the Closing to the parties listed on such notice. With respect to any such Specified Transactional Expense that is a Transaction Bonus, such amount shall be paid net of the amounts that Target is required to withhold with respect to the payment of such compensation under the Code and the rules and regulations promulgated thereunder, or under any provision of any other Tax Law and shall be paid net of the Transaction Bonus Pro Rata Escrow Amount applicable to such Transaction Bonus.
3. Representations and Warranties of Target. Target represents and warrants to Merger Sub and Acquiror that, except as disclosed in a disclosure schedule dated as of this date delivered by Target to Acquiror and complying with the provisions of Section 10.3 (the “Target Disclosure Schedule”):
3.1 Organization, Standing and Power. Target and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its incorporation or formation. Target and its Subsidiaries have the corporate or limited liability company power and authority to own or use their properties and assets and to carry on their business (collectively, the “Target Business”). Target and each of its Subsidiaries is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Target Business by Target and/or such Subsidiaries requires such qualification. Target has delivered, or made available for review in a data room, to Acquiror or its advisors true and correct copies of the respective certificate of incorporation and bylaws or other equivalent organizational documents, as applicable, of Target and each of its Subsidiaries, each as in effect as of August 26, 2010. Neither Target nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents. Target has no Subsidiaries other than those listed on Section 3.1 of the Target Disclosure Schedule and Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and each document required hereby to be executed and delivered by it at Closing, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated hereby. The affirmative vote or consent of the holders of a majority of the voting shares of Target Common Stock and Target Preferred Stock, other than Series C Redeemable Preferred Stock and Series D Convertible Preferred Stock, (voting together as a single class) outstanding on the record date chosen for purposes of determining the stockholders of Target entitled to vote on the approval of this Agreement is the only vote of the holders of any Target Capital Stock necessary pursuant to the organizational documents of Target and its Subsidiaries and any agreement among holders of Target Capital Stock to approve this Agreement and the transactions contemplated hereunder (the “Required Stockholder Vote”). The Board of Directors of Target has unanimously (a) adopted this Agreement and approved its execution and delivery and the consummation of the Merger; and (b) determined and declared that the Merger is advisable and in the best interests of the stockholders of Target and is on terms that are fair to such stockholders. This Agreement has been duly executed and delivered by Target and, assuming this Agreement constitutes a valid and binding obligation of the other Parties to this Agreement, this Agreement constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at Law. The execution and delivery of this Agreement by Target does not constitute, and the consummation by Target and its Subsidiaries of the transactions contemplated hereby will not result in, a termination, or breach or violation by Target or Target’s stockholders, or a default by Target or Target’s stockholders under (with or without notice or lapse of time, or both), (a) any provision of the certificate of incorporation or bylaws of Target, as amended, (b) any Material Contract, or (c) any judgment, order, decree, or Law applicable to Target and its Subsidiaries or any of its properties or assets, except in the case of clauses (b) and (c) where such termination, breach, violation or default would not have a material adverse effect on Acquiror or Target or such Subsidiary(ies), nor will such execution and delivery by Target result in the imposition of any Encumbrance other than Permitted Encumbrances. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required to be obtained or made by Target or its Subsidiaries at or prior to the Effective Time in order for Target to execute and deliver this Agreement or to consummate the Merger and other transactions contemplated hereby, except for: (a) the filing of Certificate of Merger as provided in Section 2.2; (b) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required to be obtained or made by Target under applicable state securities Laws and the securities Laws of any foreign country and as listed on Section 3.2 of the Target Disclosure Schedule; (c) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); and (d) such filings as may be required under the applicable state or local insurance regulatory bodies in the jurisdictions in which Target and its Subsidiaries conduct business.

3.3 Governmental Authorizations. Target and its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation by Target and its Subsidiaries of the Target Business, and all of such consents, licenses, permits, grants and authorizations are in full force and effect, except to the extent any failure thereof would not have a Target Material Adverse Effect. Notwithstanding the foregoing, the representations set forth in this Section 3.3 will be deemed not to include any federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity that relates to any Regulatory Matter, which matters are the exclusive subject of Section 3.25.
3.4 Financial Statements; Internal Controls.
(a) Target has delivered to Acquiror or its advisors (a) the audited consolidated balance sheets and statements of operations of Target as of and for the fiscal years ended December 31, 2008 and December 31, 2009, including in each case the notes thereto, and (b)(i) the unaudited consolidated balance sheet of Target as of June 30, 2010 (the “Target Balance Sheet”) and (ii) the unaudited consolidated statement of operations of Target for the six-month period ended June 30, 2010 ((a) and (b) collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except as disclosed in the notes to the Target Financial Statements and except that the unaudited Target Financial Statements do not contain footnotes and are subject to normal recurring year-end audit adjustments (the effect of which are not individually or in the aggregate expected to be material)) applied on a consistent basis throughout the periods covered. The Target Financial Statements fairly present, in all material respects and in accordance with GAAP, the consolidated financial condition of Target as of the dates indicated in the Target Financial Statements and the consolidated operating results of Target for the periods indicated in the Target Financial Statements, subject to normal recurring year-end audit adjustments (the effect of which are not individually or in the aggregate expected to be material) and the absence of footnotes in the case of the unaudited Target Financial Statements.
(b) Target has also delivered to Acquiror copies of (i) the audited statutory financial statements and schedules of each of the Regulated Subsidiaries as of December 31, 2008 and 2009 and for the twelve-month periods then ended and (ii) the interim statutory financial statements of each of the Regulated Subsidiaries as of June 30, 2010 and for the six-month period then ended (the financial statements described in (i) and (ii) are collectively referred to herein as the “Statutory Financial Statements”). Each of the Statutory Financial Statements has been prepared in accordance with Statutory Accounting Principles, consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented except as noted therein. No material deficiency has been asserted by any Governmental Entity with respect to any of the Statutory Financial Statements filed by any of the Regulated Subsidiaries.

(c) Target and its Subsidiaries have implemented and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including, without limitation, that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP, and (2) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any significant differences. Since December 31, 2009, (I) there have not been any changes in Target’s or its Subsidiaries’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Target’s or any of its Subsidiaries’ internal control over financial reporting; (II) any significant deficiencies and material weaknesses in the design or operation of Target’s or any of its Subsidiaries’ internal control over financial reporting which are reasonably likely to adversely affect Target’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information have been disclosed to the outside auditors and the audit committee of Target, and (III) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in Target’s or any of its Subsidiaries’ internal control over financial reporting. Target and its Subsidiaries have maintained financial books and records which are substantially complete in all material respects and which reflect in all material respects the basis of their respective financial condition and results of operations.
3.5 Capitalization; Shares and Stockholder Information.
(a) Capitalization. The authorized capital stock of Target consists of (i) 186,500,000 shares of Target Common Stock, of which there were issued and outstanding as of August 26, 2010, 14,066,917 shares, and (ii) 149,580,572 shares of Target Preferred Stock, of which as of that same date (A) 503,750 were designated Series A Convertible Preferred Stock; (B) 6,898,104 were designated Series B Convertible Preferred Stock; (C) 1,185,295 were designated Series C Redeemable Preferred Stock; (D) 247,525 were designated Series D Convertible Preferred Stock; (E) 4,919,183 were designated Series E Convertible Preferred Stock; (F) 32,904,409 were designated Series F Convertible Preferred Stock; (G) 47,422,306 were designated Series G Convertible Preferred Stock; and (H) 55,500,000 were designated Series H Convertible Preferred Stock. As of June 30, 2010, there were issued and outstanding, (A) 503,750 shares of Series A Convertible Preferred Stock; (B) 6,898,104 shares of Series B Convertible Preferred Stock; (C) 1,185,295 shares of Series C Redeemable Preferred Stock; (D) 247,525 shares of Series D Convertible Preferred Stock; (E) 4,919,183 shares of Series E Convertible Preferred Stock; (F) 32,904,409 shares of Series F Convertible Preferred Stock; (G) 47,422,306 shares of Series G Convertible Preferred Stock; and (H) 29,973,992 shares of Series H Convertible Preferred Stock, each convertible into the same number of shares of Common Stock (except that shares of Series C Preferred Stock are not convertible into shares of Target Common Stock and each share of Series F Convertible Preferred Stock is convertible into 1.051 shares of Target Common Stock). All outstanding shares of Target Common Stock and Target Preferred Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by Target, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Target or any agreement to which Target is a party or by which it is bound. As of June 30, 2010, there were 32,978,600 shares of Target Common Stock reserved for issuance under the Target Option Plans, of which 18,499,712 shares of Target Common Stock were subject to outstanding options, 12,140,851 shares of Target Common Stock were issued pursuant to stock grants, restricted stock grants and the exercise of previously granted options and 2,338,037 shares of Target Common Stock were reserved for future option or stock grants. Target has delivered to Acquiror or its advisors (or made available in a data room for review by Acquiror or its advisors) true and complete copies of each unpersonalized form of agreement and each Target Option Plan evidencing each Target Option. Except for the rights created pursuant to this Agreement, the options and other rights disclosed in the preceding sentences and as set forth on Section 3.5(a) of the Target Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Target Capital Stock. All shares of Target Common Stock issuable upon conversion of the outstanding shares of Target Preferred Stock or upon exercise of the options described in this Section 3.5 will be, when issued pursuant to the respective terms of such Target Preferred Stock or options, duly authorized, validly issued, fully paid and nonassessable. All shares of outstanding Target Capital Stock were issued in compliance with all applicable federal and state securities Laws.
(b) Section 3.5(b) of the Target Disclosure Schedule sets forth a true and complete list of each Subsidiary of Target, listing for each Subsidiary its name, the name of Target or Subsidiary of Target holding an ownership interest in such Subsidiary, the percentage of stock or other equity interest of such Subsidiary owned by Target or a Subsidiary of Target and, for each Subsidiary that is a corporation, the number of authorized and issued and outstanding shares of each class of capital stock of such Subsidiary (including treasury shares). The capital stock or other equity interests of each Subsidiary of Target has not been issued in violation of, and is not subject to, any preemptive rights or rights of first refusal. No Subsidiary of Target has violated the Securities Act or other Law in connection with the offer, sale or issuance of its equity securities. All of the shares of each Subsidiary of Target that is a corporation are validly issued, fully paid and nonassessable. Target and/or its Subsidiaries are the record and beneficial owner of all of the outstanding shares or other equity interests of each Subsidiary of Target, free and clear of any Encumbrances.
(c) Shares and Stockholder Information. Section 3.5(c) of the Target Disclosure Schedule sets forth as of August 26, 2010 (i) the number of shares of Target Capital Stock that each current stockholder of Target holds of record, (ii) the number of shares of Target Common Stock issuable upon the exercise of Target Options held by each current Target Option holder, and the date and Exercise Price thereof and (iii) the number of warrants held by each warrant holder and the date and Exercise Price thereof.
3.6 Absence of Certain Changes. Since December 31, 2009 and except as set forth on Section 3.6 of the Target Disclosure Schedule, Target and its Subsidiaries have conducted the Target Business only in the ordinary course consistent with past practice and there has not occurred:
(a) any acquisition, sale or transfer of any material asset of Target or its Subsidiaries other than in the ordinary course of business;

(b) any amendment to the certificate of incorporation or bylaws or equivalent organizational documents of Target or its Subsidiaries;
(c) any material increase in or material modification of the compensation or benefits payable by Target or its Subsidiaries to any of their respective directors or employees, other than in the ordinary course of business;
(d) (i) any issuance, sale, repurchase, redemption or acquisition of any shares of capital stock or other equity interests, or entrance into any agreement granting any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or such equity interests; (ii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock or other equity interest of such entity other than cash dividends paid by a Subsidiary to Target or any other Subsidiary in accordance with applicable Law, or (iii) adjustment, split combination, subdivision or reclassification of any shares of capital stock or other equity interest of such entity;
(e) any Encumbrance on the assets of Target or its Subsidiaries other than a Permitted Encumbrance;
(f) any loss, damage or destruction to, or any material interruption in the use of, any of the assets of Target or its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have a Target Material Adverse Effect; and
(g) any material change in the accounting or tax methods of Target or its Subsidiaries.
3.7 Absence of Undisclosed Liabilities. Except as set forth on Section 3.7 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (a) those set forth or adequately provided for in the Target Balance Sheet; (b) those incurred in the ordinary course of business and consistent with past practice since the date of the Target Balance Sheet; and (c) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.
3.8 Litigation.
(a) Except as set forth on Section 3.8 of the Target Disclosure Schedule, there is no private or governmental action, suit, proceeding, arbitration or investigation, pending before any Governmental Entity (or, to the knowledge of Target, being threatened) (i) against Target or its Subsidiaries or any of their respective properties or against any of their respective officers or directors (in their capacities as such) or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.
(b) There is no judgment, decree or order against Target or its Subsidiaries or against any of their respective directors or officers (in their capacities as such), that specifically names Target or its Subsidiaries or such directors or officers and would reasonably be expected to have a Target Material Adverse Effect.

3.9 Restrictions on Business Activities. Except as set forth on Section 3.9 of the Target Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon Target or its Subsidiaries that has, or would reasonably be expected to have, the effect of prohibiting or materially impairing (i) the conduct of the Target Business by Target or its Subsidiaries, or (ii) the ability of Target or its Subsidiaries to transact business in any material market, field or geographical area or with any person.
3.10 Intellectual Property.
(a) For purposes of this Agreement, the following terms will be defined as follows:
(i) “IP Rights” means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, Trade Secrets Rights, and any other intellectual property or proprietary rights; and (B) the right (whether at Law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.
(ii) “Copyrights” means all copyrights, including all works of authorship, use, publication, reproduction, distribution, performance, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.
(iii) “Material Target IP Rights” means all Target IP Rights other than those, individually or in the aggregate, are not material to the conduct of the Target Business.
(iv) “Patent Rights” means all issued patents and pending patent applications (which for purposes of this Agreement will include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions of such patents or applications.
(v) “Target IP Rights” means all IP Rights (i) owned solely, co-owned or exclusively licensed to Target or its Subsidiaries, or (ii) in which Target or its Subsidiaries has any right, title or interest, including without limitation the IP Licenses.
(vi) “Trademark Rights” means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.
(vii) “Trade Secrets Rights” means all trade secrets and other confidential information (including without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans, and customer and supplier lists and information).

(b) Section 3.10(b) of the Target Disclosure Schedule lists all registered and applied-for-Target IP Rights and unregistered Material Target IP Rights owned solely by or exclusively licensed to Target or any of its Subsidiaries, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Section 3.10(b) of the Target Disclosure Schedule lists, as of August 26, 2010, all of the Patent Rights, Copyrights, and all registered and material unregistered Trademark Rights (including Trademark Rights for which applications for registration have been filed) in which Target or its Subsidiaries has any co-ownership interest, other than those owned solely by Target or its Subsidiaries, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed dates of issuance, registration and application numbers, current owner(s) and status in each jurisdiction. Except as set forth on Section 3.10(b) of the Target Disclosure Schedule, all registered Material Target IP Rights (i) have been duly maintained in all material respects;, (ii) are valid and enforceable and have not lapsed, expired or been abandoned; and (iii) are not the subject to any opposition, interference, cancellation or other proceeding before any Governmental Authority.
(c) The Target IP Rights constitute all the IP Rights used in the conduct of the Target Business as it currently is conducted. Except as set forth on Section 3.10(c) of the Target Disclosure Schedule, neither Target nor its Subsidiaries jointly own any Target IP Rights with any person other than Target or its Subsidiaries.
(d) Target and each of its Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain all Material IP Rights, and (ii) protect the confidentiality, integrity and security of its software, systems, networks, equipment, hardware, internet sites and all information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties. All information technology equipment and systems, software, networks, equipment, and hardware and internet sites used in and necessary to the conduct of Target Business operate and perform in all material respects as reasonably required for the conduct of the Target Business as it currently is conducted.
(e) Section 3.10(e) of the Target Disclosure Schedule lists all written contracts, agreements and licenses under which Target or its Subsidiaries has any right, title or interest in, under or to any Material Target IP Rights, other than nonexclusive “shrink-wrap” or “click-wrap” licenses that are available to the public generally (the “IP Licenses”). Neither the Target not any of its Subsidiaries is in material default, and has received no written notice of material default, under any IP License.
(f) No third party is challenging, or has threatened in a communication with Target to challenge, the rights, title or interests of Target or any of its Subsidiaries in, to or under the Target IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned by Target or any of its Subsidiaries included in the Target IP Rights. Except as set forth on Section 3.10(f) of the Target Disclosure Schedule, no third party has asserted or threatened to make a claim against Target or any of its Subsidiaries or their respective affiliates, nor, to the knowledge of Target is any such claim being asserted or being threatened against any such person, which would materially and adversely affect the ownership rights of Target or any of its Subsidiaries to or under any of the Material Target IP Rights.

(g) The Material Target IP and the conduct of the Target Business has not and does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of IP Rights of any other person and neither Target nor its Subsidiaries has received any written notice or other written communication asserting any of the foregoing.
(h) Target and/or its Subsidiaries owns the entire right, title and interest in and to, or has a valid and enforceable license to use, all Target IP Rights free and clear of all Liens. All persons who have contributed in a material manner to the creation or development of any Target IP Right have executed and delivered to Target or its Subsidiaries an agreement regarding the protection of proprietary information and the assignment to Target or its Subsidiaries of any IP Rights arising from services performed for Target or its Subsidiaries by such persons, the current form of which has been made available in a data room for review by Acquirer or its advisors.
(i) Except as set forth on Section 3.10(i) of the Target Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of, or payment of any material additional or accelerated amounts with respect to, the Target or its Subsidiaries’ rights to own and/or use the Target IP Rights.
3.11 Interested Party Transactions. Other than as set forth on Section 3.11 of the Target Disclosure Schedule, there are no existing, and there have been no, contracts, transactions, indebtedness, arrangements or any related series thereof, between Target or its Subsidiaries, on the one hand, any of the directors, officers, employees, consultants, stockholders or other affiliates of Target or such Subsidiary, or any of their respective affiliates or family members, on the other hand. Other than as set forth on Section 3.11 of the Target Disclosure Schedule, neither Target nor its Subsidiaries are indebted to any director, officer or employee of Target or its Subsidiaries (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary expenses), and no such director or officer is indebted to Target or its Subsidiaries.
3.12 Material Contracts.
(a) Section 3.12 of the Target Disclosure Schedule lists all of the Material Contracts (other than Material Contracts with Producers and Providers) in effect as of August 26, 2010. Target has delivered to Acquiror, or made available to Acquiror or its advisors in a data room, a complete and accurate copy of each such Material Contract and all amendments or modifications to such Material Contracts.

(b) With respect to each Material Contract listed on Section 3.12 of the Target Disclosure Schedule: (i) such Material Contract is in full force and effect and, with respect to each party to such Material Contracts other than Target or any of its Subsidiaries, is binding and enforceable against such party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at Law; and (ii) to Target’s knowledge, (A) no party to such Material Contract is in material breach or material default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a material breach or material default thereunder by Target or any Subsidiary that is a party to such Material Contract, or would permit the modification or premature termination of such Material Contract by any other party to such Material Contract.
(c) “Material Contract” means any oral or written legally binding, executory contract, agreement or commitment (each a “Contract”) to which Target or its Subsidiaries is a party (i) under which expected receipts or expenditures exceed $100,000 in the current or any future calendar year; (ii) requiring Target or its Subsidiaries to indemnify any person on terms that are not customary; (iii) evidencing indebtedness for borrowed or loaned money of $100,000 or more, including guarantees of such indebtedness by Target; (iv) creating or relating to any partnership or joint venture or any sharing of profits or losses by Target or its Subsidiaries with any third party; (v) with any Governmental Entity; or (vi) that if terminated, would reasonably be expected to have a Target Material Adverse Effect.
3.13 Title to Property. Target and its Subsidiaries have (a) good and valid title to all of their owned properties, real and personal and (b) with respect to leased properties, valid leasehold interests, sufficient to conduct their respective businesses as currently conducted and free and clear of all mortgages, liens, pledges, charges or other encumbrances of any kind or character, except for the following and as set forth on Section 3.13 of the Target Disclosure Schedule (collectively, “Permitted Encumbrances”): (i) liens for current taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or that are otherwise not material; (ii) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (iii) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens. The plants, property and equipment of Target and its Subsidiaries that are used in the operations of the Target Business are in all material respects in good operating condition and repair, subject to normal wear and tear.
3.14 Real Estate.
(a) All leases for real property (each a “Lease” and collectively, “Leases”) to which Target or its Subsidiaries is a party are in full force and effect and are binding and enforceable against the lessors, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at Law. True and correct copies of all such Leases, as amended or modified, have been delivered to Acquiror or its advisors (or have been made available in a data room for review by Acquiror or its advisors). Except as set forth on Section 3.14 of the Target Disclosure Schedule, neither Target nor its Subsidiaries own any real property.

(b) To the knowledge of Target, (i) Target and its Subsidiaries are entitled to and have exclusive possession of the real estate subject to the Leases (the “Real Estate”), (ii) the Real Estate is not subject to any other legally binding lease, tenancy or license or any legally binding agreement to grant any such lease, tenancy or license that materially interferes with Target’s use of the Real Estate, (iii) there is no person in possession or occupation of, or who has any current right to possession or occupation of, the Real Estate other than Target and its Subsidiaries, and (iv) there are no easements of any kind in respect of the Real Estate materially and adversely affecting the rights of Target or its Subsidiaries to use the Real Estate for the conduct of the Target Business.
(c) With respect to the Real Estate:
(i) Target and its Subsidiaries are not in material default under the terms of the Leases;
(ii) to the knowledge of Target, the lessor is not in material default under any of the terms of the Leases;
(iii) to the knowledge of Target, (A) there is no condemnation, zoning or other land use regulation proceeding, either instituted, or planned to be instituted, that would materially affect the use and operation of the Real Estate as currently being used and operated by Target, and (B) there are no special assessment proceedings affecting the Real Estate;
(iv) to the knowledge of Target, none of the Real Estate is located in (A) any special flood hazard area or zone on any official flood hazard map published by the United States Department of Housing and Urban Development (except as may pertain to possible 100-year flood plain status) or (B) any wetland area on any official wetland inventory map published by the United States Department of the Interior or any applicable state agency; and
(v) to the knowledge of Target, all existing water, drainage, sewage and utility facilities relating to the Real Estate are adequate for Target’s existing use and operation of the Real Estate and all such facilities enter the Real Estate directly from public rights-of-way or other public facilities.
(d) To the knowledge of Target, the Real Estate is zoned for the purposes for which it is being used by Target and its Subsidiaries.

3.15 Taxes.
(a) As used in this Agreement, the terms “Tax” and “Taxes” mean all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities in the nature of Taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any legally binding agreements or arrangements with any other person with respect to such amounts and including any liability for the aforementioned taxes of a predecessor entity.
(b) Target and each of its Subsidiaries has prepared and timely filed all returns, estimates, information statements and reports (“Returns”) for which the deadline (including extensions) has passed relating to any Taxes concerning or attributable to Target or its Subsidiaries or their operations, and such Returns have been completed in accordance with applicable Law. All Taxes due from and owing by Target and its Subsidiaries have been paid when due.
(c) Target and each of its Subsidiaries have (i) properly and timely withheld all Taxes required to be withheld, and (ii) properly remitted to the proper taxing authority all Taxes required to be remitted for which the remittance deadline has passed, with respect to amounts paid or owed to any employee, independent contractor, stockholder or other third party.
(d) With respect to any period for which the applicable statutes of limitations have not expired, neither Target nor its Subsidiaries is delinquent in the payment of any Tax. Neither Target nor its Subsidiaries has executed any agreements or waivers extending any statute of limitations on, or extending the period for the assessment or collection of, any Tax.
(e) Neither Target nor its Subsidiaries have any material liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet to the extent required by GAAP, whether asserted or unasserted, contingent or otherwise, and Target has no knowledge of any basis for the assertion of any such liability for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet.
(f) Neither Target nor its Subsidiaries are a party to any tax-sharing agreement or similar arrangement with any other party, and neither Target nor its Subsidiaries have assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.
(g) Neither Target nor its Subsidiaries’ Returns have ever been audited by a government or taxing authority, nor is any audit in process or pending, and neither Target nor its Subsidiaries have been notified of any request for such an audit or other examination nor is any audit, investigation, action or proceeding regarding Taxes in process or pending, or, to the knowledge of Target, threatened.
(h) Neither Target nor its Subsidiaries have ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing a consolidated federal income tax return other than a group the common parent of which was Target.

(i) Target and each of its Subsidiaries have made available in a data room for review by Acquiror or its advisors copies of all Returns filed for all periods for the last four tax years.
(j) Neither Target nor its Subsidiaries have ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.
(k) Neither Target nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to August 26, 2010 or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing.
(l) Neither Target nor any of its Subsidiaries has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method.
(m) Neither Target nor its Subsidiaries have ever been a party to any joint venture, partnership or other agreement that should be treated as a partnership for Tax purposes but which is not being treated as a partnership for Tax purposes.
(n) There are (and at the Closing there will be) no liens or encumbrances on the assets of Target or any of its Subsidiaries relating to or attributable to Taxes, other than liens for Taxes not yet due and payable or that are otherwise not material.
(o) Neither Target nor any of its Subsidiaries has requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency (domestic or foreign) other than with respect to Target Employee Plans.
(p) No power of attorney with respect to Taxes has been granted with respect to Target or any of its Subsidiaries other than with respect to Target Employee Plans.
(q) Target has not distributed any cash to any stockholder for any reason, including as a dividend, repurchase, or redemption (other than pursuant to repurchases of restricted stock from employees of Target or its Subsidiaries whose employment has been terminated).
(r) Except as set forth in Section 3.15(r) of the Target Disclosure Schedules, there is no pending, or, to the knowledge of Target, threatened claim by any taxing authority (domestic or foreign) in a jurisdiction where Target and its Subsidiaries do not file Returns to the effect that Target or its Subsidiaries is subject to Tax by that jurisdiction.
(s) Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of such taxable period) ending after the Closing Date as a result of any change in accounting method or “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), has executed any agreement with, or obtained any consents or clearances from, any taxing authority, or been subject to any ruling guidance specific to Target or its Subsidiaries, any of which would be binding on Acquiror for any taxable period (or portion thereof) ending after the Closing Date.

(t) Neither Target nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any:
(i) Intercompany transaction or excess loss account described in Treasury Regulations promulgated under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income tax Law);
(ii) Installment sale or open transaction disposition made on or prior to the Effective Time;
(iii) Prepaid amount received on or prior to the Effective Time; or
(iv) Election pursuant to Code Section 108(i) made effective on or prior to the Effective Time.
(u) Section 3.15(u) of the Target Disclosure Schedule sets forth each entity classification election that has been made pursuant to U.S. Treasury Regulation Section 301.7701-3 with respect to Target and each Subsidiary, and with respect to each such election, the effective date thereof and the particular election made pursuant thereto.
3.16 Employee Benefit Plans.
(a) Section 3.16(a) of the Target Disclosure Schedule sets forth a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation (but excluding the payment of regular wages or salary and other payroll practices in the ordinary course of business), retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained, contributed to, or required to be contributed to by Target or its Subsidiaries and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any person who performs or who has performed services for Target or its Subsidiaries and with respect to which Target, its Subsidiaries or any ERISA Affiliate has, or is reasonably likely to have, individually or in the aggregate, any material liability or obligation (collectively, the “Target Employee Plans”).

(b) Documents. Target has delivered to Acquiror or its advisors (or made available in a data room for review by Acquiror or its advisors) true and complete copies to each of the Target Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, material participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating to each Target Employee Plan concerning the benefits offered thereunder. With respect to each Target Employee Plan that is subject to ERISA reporting requirements, Target has made available in a data room for review by Acquiror or its advisors copies of the Form 5500 reports filed for the last three plan years. Target has made available in a data room for review by Acquiror or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and to Target’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).
(c) Compliance. Each Target Employee Plan is being, and has been, administered in accordance with its terms and in material compliance with the requirements prescribed by any and all Laws (including ERISA and the Code). Target and each ERISA Affiliate are not in material default under or material violation of, and have no knowledge of any material default or material violation by any other party to, any of the Target Employee Plans. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than the provision of severance or termination pay or the continuation of benefits through the end of the month of termination of employment or as otherwise required by Law. Target has not engaged in, or participated in, any transaction which would be considered a non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Target’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such “prohibited transaction” with respect to any Target Employee Plan. Neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Target Employee Plan. All contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been paid or accrued. With respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Target Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and, has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding or action has been brought, or to the knowledge of Target is threatened in communications with Target, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor and other than routine claims for benefits thereunder. There has been no amendment to, or written interpretation or announcement by Target or any ERISA Affiliate regarding any Target Employee Plan that would materially increase the expense of maintaining such Target Employee Plan above the level of expense incurred with respect to that Plan for the fiscal year ended December 31, 2009.

(d) No Title IV or Multiemployer Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to materially contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Target nor any ERISA Affiliate has any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
(e) No Self-Insured Plans. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies), other than a health care reimbursement plan or a severance or termination pay arrangement.
(f) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Target Employee Plan, Target is in material compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any Law governing health care coverage extension or continuation to its current or former employees; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as may be amended, modified, revised or replaced or interpreted by any Governmental Entity or court as well as the rules and regulations adopted pursuant to such statute and any Law coordinating provisions (“HIPAA”); and (iv) the applicable requirements of the Cancer Rights Act of 1998. Target has no material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any Law governing health care coverage extension or continuation.
(g) Effect of Transaction. Except as provided in Section 3.16(g) of the Target Disclosure Schedule, or as set forth in this Agreement, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by Target pursuant to any Target Employee Plan as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquiror or Target other than ordinary administration expenses typically incurred in a termination event.

(h) Neither Target nor its Subsidiaries are a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any material amount that would be subject to the deductibility limits of Section 404 of the Code.
(i) Each Target Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto.
3.17 Employee Matters. Target and its Subsidiaries are in material compliance with all currently applicable Laws respecting terms and conditions of employment, including applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. There are no material proceedings pending or, to Target’s knowledge, threatened against Target or its Subsidiaries, on the one hand, by current or former employees, on the other hand, including any proceeding relating to claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no formal claims pending or, to Target’s knowledge, threatened against Target or its Subsidiaries under any workers’ compensation or long-term disability plan or policy. Neither Target nor its Subsidiaries have any material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any Law governing health care coverage extension or continuation. Neither Target nor its Subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize the employees of Target or its Subsidiaries.
3.18 Insurance. Section 3.18 of the Target Disclosure Schedule lists all binders or policies of insurance maintained by Target and its Subsidiaries as of August 26, 2010. As of August 26, 2010, all such binders and policies are in full force and effect and there is no material claim pending under any of Target’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such binders and policies have been paid, and Target and its Subsidiaries are in compliance in all material respects with the terms of such binders, policies and bonds. Target has no knowledge as of August 26, 2010 of any threatened termination of, or material premium increase with respect to, any of such binders, policies or bonds.

3.19 Compliance With Laws. Target and its Subsidiaries are in material compliance with, and have not received any written or oral notices of any material non-compliance, default or violation with respect to, any Law applicable to the conduct of the Target Business (including Laws relating to escheatment and unclaimed property), except for violations that have been fully and finally resolved without further liability to Target or its Subsidiaries (whether or not Target and its Subsidiaries have received written notice confirming such resolution). Notwithstanding the foregoing, the foregoing reference to any Law with respect to the conduct of the Target Business will be deemed not to include any Health Care Law, which matters are the exclusive subject of Section 3.25.
3.20 Brokers’ and Finders’ Fee. Except for UBS Securities LLC (“UBS”), no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Target or its Subsidiaries in connection with the Merger, this Agreement or any transaction contemplated hereby. Target has provided Acquiror with a complete and accurate copy of Target’s agreement with UBS.
3.21 Bank Accounts. Section 3.21 of the Target Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Target at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.
3.22 Certain Payments. Neither Target nor its Subsidiaries or any director, officer, agent or employee of Target or its Subsidiaries, nor any other person acting for or on behalf of Target or its Subsidiaries, has directly or indirectly, on behalf of Target or its Subsidiaries made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or person, private or public, regardless of form, whether in money, property or services in material violation of any Law.
3.23 Minute Books. The minute books of Target have been made available in a data room for review by Acquiror or its advisors and contain a materially complete and accurate summary of all meetings of directors and stockholders at which actions were taken or actions taken by written consent since the time of incorporation of Target through August 26, 2010; provided, however, that certain matters set forth therein that pertain to the discussions and actions relating to the negotiation and terms of this Agreement have been redacted and minutes of meetings that pertain solely to the discussions and actions relating to the negotiation and terms of this Agreement have not been provided.
3.24 Accounts Receivable. Subject to any reserves set forth in the Target Balance Sheet, the accounts receivable shown on the Target Balance Sheet are valid and genuine, and are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter claims. The accounts receivable are, to Target’s knowledge, collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.

3.25 Health Care Compliance. Except as set forth on Section 3.25 of the Target Disclosure Schedule:
(a) Conduct of Business.
(i) Each of Target and its Subsidiaries is in compliance with and has conducted the Target Business in compliance with those Health Care Laws which regulate its operations, activities or services and any Governmental Orders to which it is a party or is subject. Neither Target nor any of its Subsidiaries is in violation of any Health Care Law or Governmental Order, except in either case, for such violation that would not have a materially adverse impact on the Target Business or operations of Target or any of its Subsidiaries. Except for routine matters, neither Target nor any of its Subsidiaries has received any notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Entity which alleges or asserts that Target or any of its Subsidiaries has violated any Health Care Laws or which requires, seeks or calls attention to the necessity of any adjustment, modification or alteration in Target’s or any its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Entity’s satisfaction without further liability to Target and its Subsidiaries. There are no restrictions imposed by any Governmental Authority upon the Target Business, activities or services of any of Target or any of its Subsidiaries. Each of the Regulated Subsidiaries is in compliance with all deposit, reserve, capital, net worth and other financial requirements, including statutory and risk-based capital requirements, applicable to such Regulated Subsidiary.
(ii) The Management Sub is in compliance with those Health Care Laws applicable to the management, administration and other services furnished by the Management Sub to the Practice Entity. The Practice Entity is in compliance with those Health Care Laws applicable to the Practice Entity’s medical practice and its usage of the premises in which the Practice Entity has located its medical practice. The relationship between the Management Sub and the Practice Entity does not violate any Law, including the corporate practice of medicine doctrine or prohibitions against fee-splitting or referrals to the Practice Entity or its employed or independently-contracted health care professionals, as applied in the State of Maryland or the Commonwealth of Pennsylvania, as the case may be. To Target’s knowledge, there is no threatened enforcement action by any Governmental Entity over the Practice Entity or its medical practice, including, without limitation, any outstanding fines, injunctions, civil or criminal penalties, investigations or suspensions involving the Practice Entity. Each health care professional employed by or contracted with the Practice Entity who is required by applicable Health Care Laws to possess a License to deliver health care services to patients of the Practice Entity (including the performance of diagnostic services such as x-ray or lab services) possesses such License and is performing only those services which are permitted by the scope of such License. The practitioners of the Practice Entity are eligible for reimbursement under any Program and are not debarred or excluded from any Program.

(b) Licenses. Section 3.25(b) of the Target Disclosure Schedule sets forth a list and summary description of the Licenses issued respectively to the Regulated Subsidiaries, the Management Sub and the Practice Entity under the Health Care Laws. The Licenses identified on Section 3.25(b) of the Target Disclosure Schedule are valid and in full force and there are no pending or, to Target’s knowledge, threatened audits, investigations or proceedings which reasonably would be expected to result in the termination or revocation or any Licenses material to the operations of the person holding the License or result in any limitation, restriction or impairment thereof. Neither Target, any of the Regulated Subsidiaries nor the Practice Entity has received any communications from Governmental Entities indicating a reasonable likelihood that any Licenses of any of the Regulated Subsidiaries, the Management Sub or the Practice Entity will be revoked or suspended. The Licenses identified on Section 3.25(b) of the Target Disclosure Schedule as belonging to the Regulated Subsidiaries, Management Sub or the Practice Entity are sufficient for the Regulated Subsidiaries, Management Sub and the Practice Entity, as the case may be, to lawfully conduct their respective businesses as currently conducted.
(c) Program Participation and Medicare Benefit Offerings. Each of the Regulated Subsidiaries meets the requirements for participation in, and receipt of payment from, the Programs in which each of the Regulated Subsidiaries currently participates and is a party to one or more valid agreements with CMS authorizing its participation as a Medicare Advantage Program contractor. None of the Regulated Subsidiaries has received any notice of any pending or threatened investigations that reasonably would result in the termination of its contract(s) with CMS or its exclusion or debarment from any Program and there is no civil, criminal, administrative or other action, suit, demand, claim, hearing or notice of violation pending, received or threatened that could reasonably be expected to result in a Regulated Subsidiary’s exclusion or debarment from participation in any of the Programs in which it currently participates. The Practice Entity meets in all material respects the requirements for participation in, and receipt of payment from, the Programs in which the Practice Entity currently participates.
(d) Producers, Producer Contracts and Commissions. Each sales agent employed with a Regulated Subsidiary is and each Producer contracted with the Regulated Subsidiaries is, properly licensed and appointed to sell the MA Plans. The commissions payable by the Regulated Subsidiaries to their employed and contracted Producers comply with applicable Health Care Laws. None of the Producers has violated Laws applicable to the marketing or enrollment of the MA Plans. Section 3.25(d) of the Target Disclosure Schedule sets forth a list of each non-employee Producer which, in calendar year 2009, was paid more than one percent (1%) of the total commissions paid by the Regulated Subsidiaries to all non-employee Producers in 2009 (the “Material Producers”). Target has delivered to Acquiror true and correct copies of all forms of contracts currently used by the respective Regulated Subsidiaries with their non-employee Producers and copies of the Contracts entered into by the respective Regulated Subsidiaries with their Material Producers. All of the Contracts with Producers are in writing and signed, were entered into in the ordinary course of business and constitute valid, binding and enforceable agreements of the parties thereto. Except in the ordinary course of business, no past due amounts are owing by any of the Regulated Subsidiaries under any Contracts with Producers and there are no outstanding written claims made by a Producer that a Regulated Subsidiary has failed to perform a material monetary or nonmonetary obligation arising under its Contract. All forms of the Contracts with Producers which are currently in use by the Regulated Subsidiaries conform to the requirements of applicable Laws. Except as set forth in Section 3.25(d) of the Target Disclosure Schedules, no consent or approval is required to be obtained, and no notice required to be given, under any Contract with a Material Producer in connection with the transactions contemplated by this Agreement. To Target’s knowledge, there are no circumstances, including the consummation of the transactions contemplated by this Agreement, which are likely to result in the termination, cancellation or nonrenewal of a Contract with a Material Producer, or the cessation of business being transacted between a Regulated Subsidiary and a Material Producer. Section 3.25(d) of the Target Disclosure Schedule sets forth all pending written cancellation, termination or nonrenewal notices furnished to any of the Regulated Subsidiaries by a Material Producer.

(e) Providers and Provider Contracts. Section 3.25(e) of the Target Disclosure Schedule sets forth a list of the following Providers (“Material Health Care Providers”): (i) the top 20 hospitals, based on the total of all hospital payments made by the Regulated Subsidiaries in calendar year 2009; (ii) the top 20 physician and physician groups, based on the total of all physician payments made by the Regulated Subsidiaries in calendar year 2009, and any other primary care physician or physician group who or which is assigned MA Plan Members that constitute greater than one percent (1.0%) of the Regulated Subsidiaries’ total MA Plan Membership as of December 31, 2009; (iii) the top 20 ancillary or specialty Providers, based on the total of all ancillary and specialty Provider payments made by the Regulated Subsidiaries in calendar year 2009; and (iv) the top 20 pharmacies or pharmacy companies, based on the total of all payments made by the Regulated Subsidiaries to pharmacies in calendar year 2009. Except in the ordinary course of business, no past due amounts are owing by any of the Regulated Subsidiaries under any Contracts with Material Health Care Providers and none of the Regulated Subsidiaries is aware of any outstanding written claim made by a Material Health Care Provider that such Regulated Subsidiary has failed to perform a material monetary or nonmonetary obligation arising under its contract. All of the contracts with Material Health Care Providers are in writing and signed, were entered into in the ordinary course of business and constitute valid, binding and enforceable agreements of the parties thereto. All forms of the contracts with Providers which are currently in use by Regulated Subsidiaries conform to the requirements of applicable Laws. Except as set forth in Section 3.25(e) of the Target Disclosure Schedule, no consent or approval is required to be obtained, and no notice required to be given, under any contract with a Material Health Care Provider in connection with the transactions contemplated by this Agreement. To Target’s knowledge, there are no circumstances, including the consummation of the transactions contemplated by this Agreement, which are likely to result in the termination, cancellation or nonrenewal of a contract with a Material Health Care Provider or the cessation of business being transacted between a Regulated Subsidiary and a Material Health Care Provider. Section 3.25(e) of the Target Disclosure Schedule sets forth all pending cancellation, termination or nonrenewal notices furnished to the Regulated Subsidiaries by a Material Health Care Provider.
3.26 IBNR Report. The historical claims paid data contained in each of the categories (including Medicaid and Medicare) of Target’s and/or its Subsidiaries’ lag models as of July 31, 2010, which have been provided to Acquiror, reflect substantially all claims paid by Target and/or its Subsidiaries with respect to each such category as of the date(s) referenced therein. Target’s Loss Reserves reflected in the Target Balance Sheet are adequate in all material respects.

4. Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that:
4.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing, if applicable, under the Laws of the state in which it was incorporated. There is no pending or, to the knowledge of Acquiror or Merger Sub, threatened, action for the dissolution, liquidation or insolvency of either Acquiror or Merger Sub.
4.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery by Acquiror and Merger Sub of this Agreement and the consummation by Acquiror and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, and no other authorization or consent of Acquiror, Merger Sub or their respective stockholders is necessary. This Agreement has been duly executed and delivered by Acquiror and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of Target, this Agreement constitutes a valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at Law. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or federal, state or local regulatory authority is required to be obtained or made by Acquiror or Merger Sub at or prior to the Effective Time in order for Acquiror or Merger Sub to execute and deliver this Agreement or to consummate the Merger, except for such filings as may be required under HSR and as may be required by any federal, state or local regulatory authority.
4.3 Noncontravention. Neither the execution and delivery by Acquiror and Merger Sub of this Agreement, nor the consummation by Acquiror or Merger Sub of any of the transactions contemplated hereby, will:
(a) conflict with or violate any provision of the certificate of incorporation or bylaws of Acquiror or the certificate of incorporation or bylaws of Merger Sub;
(b) require on the part of Acquiror or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Entity, except for (i) compliance with the applicable requirements of HSR, (ii) the filing by Acquiror of such reports and information with the SEC under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would not reasonably be expected to have a material adverse effect on Acquiror’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby (an “Acquiror Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in an Acquiror Material Adverse Effect or (ii) any notice, consent or waiver the failure of which to make or obtain would not reasonably be expected to result in an Acquiror Material Adverse Effect;
(d) violate any order, writ, injunction or decree applicable to Acquiror or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to have an Acquiror Material Adverse Effect;
(e) violate any Laws applicable to Acquiror or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to result in an Acquiror Material Adverse Effect; or
(f) render Acquiror insolvent or unable to pay its debts as they become due.
4.4 Litigation.
(a) There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Acquiror, investigation, pending before any Governmental Entity or, to the knowledge of Acquiror, threatened in writing against Acquiror or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in an Acquiror Material Adverse Effect.
(b) There is no judgment, decree or order against Acquiror or Merger Sub or, to the knowledge of Acquiror and Merger Sub, against any of their respective directors or officers (in their capacities as such) that specifically names Acquiror or its Subsidiaries or such directors or officers and that would reasonably be expected to result in an Acquiror Material Adverse Effect.
4.5 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6 Adequacy of Funds. Acquiror has delivered to Target a true and complete copy of the Commitment Letter (other than any Fee Letters relating solely to the payment of fees and that do not affect the terms and conditions under which the financing that is the subject of the Commitment Letter would be provided); provided, however, that the Parties acknowledge that the Commitment Letter has been redacted with respect to confidential information contained therein relating to fee amounts. As of August 26, 2010, (i) the Commitment Letter has not been amended or modified, and (ii) the commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. As of August 26, 2010, no event or circumstance has occurred or exists that would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent under the terms and conditions of the Commitment Letter. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings (excluding the redacted portions of the Commitment Letter) related to the funding of the Financing or the terms thereof, other than as set forth in the Commitment Letter in the forms delivered to Target. Subject to the terms and conditions set forth in the Commitment Letter, and subject to the terms and conditions set forth in this Agreement, the aggregate proceeds contemplated by the Commitment Letter, together with the available cash on hand of Acquiror, will be sufficient for Acquiror to consummate the transactions contemplated hereby upon the terms contemplated by this Agreement. Acquiror has fully paid (or has caused to be fully paid) any and all commitment fees that have been incurred and are due and payable in connection with the Commitment Letter prior to August 26, 2010 and has otherwise satisfied (or caused to be satisfied) all other terms and conditions required to be satisfied pursuant to the terms of the Commitment Letter on or before the date hereof.
5. Conduct Prior to the Effective Time.
5.1 Conduct of Business of Target. During the period from August 26, 2010 through the Effective Time (the “Pre-Closing Period”), except (i) as set forth on Section 5.1 of the Target Disclosure Schedule, (ii) as contemplated by this Agreement, (iii) as reasonably necessary to ensure that Target complies with applicable Law, or (iv) as consented to in writing by Acquiror (which consent will not be unreasonably withheld, conditioned or delayed), (A) Target shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) carry on its business in the ordinary course consistent with past practices, (2) preserve intact its present business organization, (3) preserve its relationships with providers, plan members, suppliers, distributors, licensors, licensees, and others to whom it has material contractual obligations or material business dealings or relations, (4) keep available the services of the employees of Target and each Subsidiary of Target (without any obligation to increase the compensation or benefits of any such employees or to promote any such employees), (5) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of Target and each Subsidiary of Target, and (6) comply in all material respects with all applicable Laws and all Material Contracts (which for the purpose of this Section 5.1 shall include any contract that would be a Material Contract if existing on August 26, 2010); and (B) Target will not and will cause its Subsidiaries to not:
(a) Charter Documents. Amend its certificate of incorporation or bylaws;
(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than cash dividends paid by a Subsidiary to Target or any other Subsidiary in accordance with applicable Law), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c) Issuance of Securities. Except as reasonably necessary to effectuate the conversion of outstanding shares of Target Preferred Stock into Target Common Stock as provided in Target’s certificate of incorporation, issue, sell or deliver any shares of Target Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Common Stock or Target Preferred Stock pursuant to the exercise of Target Stock Options or Warrants outstanding as of August 26, 2010;
(d) Intellectual Property Rights. Enter into or amend any agreements pursuant to which Target (i) transfers or licenses exclusively to any person any Target IP Right that is material to the Target Business, or (ii) otherwise grants to any person exclusive rights in any Target IP Right that is material to the Target Business;
(e) Dispositions. Sell, lease or license to any person, or permit the imposition of any encumbrance (other than Permitted Encumbrances) on, any of its properties or assets that are material, individually or in the aggregate, to the Target Business;
(f) Indebtedness. Incur, assume, guarantee or otherwise become liable or responsible for any indebtedness for borrowed money, other than in the ordinary course of business, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;
(g) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $500,000 in the aggregate other than as set forth in Target’s operating plan;
(h) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies other than upon the expiration of any such policy;
(i) Waiver. Knowingly waive any material right under any Material Contract;
(j) Employee Benefit Plans; Pay Increases. Amend or adopt any Target Employee Plan, pay any bonus or other compensation (except payments and benefits made pursuant to existing written agreements that are disclosed on Section 3.16(a) of the Target Disclosure Schedule or that are amended or adopted after August 26, 2010 and the cost of which constitutes a Specified Transactional Expense), or increase the benefits, salaries or wage rates of its employees outside the ordinary course of business;
(k) Severance Arrangements. Grant or pay any severance or termination pay or benefits to any director, officer or employee of Target, except for payments and benefits made pursuant to existing agreements that are disclosed on Section 3.16(a) of the Target Disclosure Schedule;
(l) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target Business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(m) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division of such entity or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;
(n) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or
(o) Other. Agree to take any of the actions described in Sections 5.1(a) through 5.1(n).
Notwithstanding the foregoing, Target and its Subsidiaries shall be permitted to sell any of their long term investments prior to the Effective Time in their sole discretion.
5.2 No Solicitation.
(a) Target will not, directly or indirectly, and will cause its Subsidiaries, stockholders and the respective officers, employees, agents, affiliates, directors, financial advisers, attorneys and accountants of Target or its Subsidiaries to not, directly or indirectly:
(i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Target or Acquisition Inquiry with respect to Target;
(ii) furnish any information regarding Target to any person in connection with or in response to an Acquisition Proposal with respect to Target or Acquisition Inquiry with respect to Target;
(iii) engage in discussions or negotiations with any person relating to any Acquisition Proposal with respect to Target or Acquisition Inquiry with respect to Target;
(iv) approve, endorse or recommend any Acquisition Proposal with respect to Target or Acquisition Inquiry with respect to Target or any person or group becoming an “interested stockholder” under Section 203 of the DGCL; or
(v) enter into any letter of intent or similar document or any contract (other than a confidentiality agreement on the terms described below) contemplating or otherwise relating to any Acquisition Transaction with respect to Target.

(b) Target will promptly (and in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal with respect to Target or Acquisition Inquiry with respect to Target) advise Acquiror orally and in writing of any such Acquisition Proposal or Acquisition Inquiry (including the identity of the person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms of such Acquisition Proposal or Acquisition Inquiry and copies of all correspondence and other written material sent or provided to such party in connection with such Acquisition Proposal or Acquisition Inquiry) that is made or submitted by any person during the Pre-Closing Period. Target will keep Acquiror reasonably informed with respect to: (i) the status of any such Acquisition Proposal or Acquisition Inquiry; and (ii) the status and terms of any material modification or proposed material modification to any Acquisition Proposal or Acquisition Inquiry.
(c) Target will immediately cease and cause to be terminated any discussions existing as of August 26, 2010 with any person that relate to any Acquisition Proposal or Acquisition Inquiry.
(d) Target agrees not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar contract to which any such party or any of its Subsidiaries is a party or under which any such party or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced in accordance with its terms at the request of the other Party to this Agreement.
5.3 Employee Matters. Not less than fifteen (15) days prior to the Closing (or such longer period as shall be required to comply with applicable Law), Acquiror shall provide written notice to Target setting forth the names of the employees of Target and the Subsidiaries that Acquiror intends Target and the Subsidiaries to terminate as of the Closing Date (the “Terminated Employees”). Prior to the Closing, Target shall provide notice of termination effective immediately prior to the Closing to all Terminated Employees in accordance with applicable Law. All severance or other obligations of such Terminated Employees arising out of the termination of their employment shall be paid by Target and the Subsidiaries and shall constitute Specified Transactional Expenses to the extent set forth therein.
6. Additional Agreements.
6.1 Access to Information. During the Pre-Closing Period, Target will afford Acquiror and its Representatives reasonable access during normal business hours with reasonable prior notice to (i) Target’s books, contracts, commitments, records, facilities, personnel, accountants, counsel, providers and other Representatives, and (ii) other information concerning the business, properties and personnel of Target as Acquiror may reasonably request, for purposes of planning post-merger integration, consistent with Law; provided, however, that in exercising access rights under this Section 6.1, (x) Acquiror will not be permitted to unreasonably interfere with the conduct of the business of Target; and (y) Target may require that any Representative(s) of Acquiror be accompanied by a Representative of Target in connection with any meeting between Acquiror’s Representatives and employees of Target. Acquiror and its Representatives will be bound by the provisions of the Confidentiality Agreement (as defined below) with respect to all information obtained pursuant to this Section 6.1 and otherwise in connection with this Agreement.

6.2 Public Disclosure. Except as may be required by Law or by obligations pursuant to any listing agreement with the New York Stock Exchange or any applicable national securities exchange, during the Pre-Closing Period, (a) Acquiror and Target will consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and (b) without limiting Acquiror’s obligations under that certain confidentiality agreement, dated March 19, 2010, between Target and Acquiror (the “Confidentiality Agreement”), neither Acquiror, Target nor the Stakeholders’ Agent will issue any such press release or make any such public statement or disclosure without the prior approval of Target and/or Acquiror, as the case may be (which approval will not be unreasonably withheld or delayed). Notwithstanding anything contained herein to the contrary, following the Closing the Stakeholders’ Agent shall be permitted to publicly announce that it has been engaged to serve as Stakeholders’ Agent in connection with the Merger as long as such announcement does not disclose any of the terms of the Merger or the other transactions contemplated herein.
6.3 Regulatory Approval; Further Assurances.
(a) California Regulatory Approval. Target shall cause BHIC to diligently seek the approval of the California Department of Managed Healthcare to a sale of BHIC which results from the Merger pursuant to California Health and Safety Code § 1352 and 28 California Code of Regulations § 1300.52.(d)(iii) (the “California Regulatory Approval”). Target shall cause BHIC to use its commercially reasonable efforts to obtain the California Regulatory Approval as promptly as practicable. Acquiror shall promptly provide BHIC with the Acquiror’s full cooperation and assistance in connection with the California Regulatory Approval. BHIC and the Acquiror respectively agree to respond, as promptly as practicable, to any requests for information, inquiries or comment letters issued by the California Department of Managed Healthcare. Furthermore, BHIC and Acquiror respectively agree to respond, as promptly as practicable, to any proposed undertakings or commitments sought by the California Department of Managed Healthcare from the Acquiror, the Surviving Corporation, BHIC or Target in connection with the California Regulatory Approval.
(b) Form A Filings. The Acquiror shall diligently file a Form A Statement with the Insurance Commissioners in the respective States of Delaware, Maryland, Pennsylvania and Texas seeking approval of Acquiror’s acquisition of control of each of BHIC, BHMD, BHPA and BHTX which results from the Merger under the insurance holding company system Laws of the applicable Regulated Subsidiaries’ domicile State (the “Form A Filings”). Acquiror shall use its commercially reasonable efforts to obtain approval of the Form A Filings as promptly as practicable. Target and the Regulated Subsidiaries, as applicable, shall promptly provide Acquiror with their full cooperation and assistance in connection with the Form A Filings. Acquiror, on the one hand, and Target and the applicable Regulated Subsidiaries, on the other hand, agree to respond, as promptly as practicable, to any requests for information, inquiries or comment letters issued by the applicable Insurance Commissioners in connection with the Form A Filings. Furthermore, Acquiror and the Regulated Subsidiaries respectively agree to respond, as promptly as practicable, to any proposed undertakings or commitments sought by Insurance Commissioners from the Acquiror, the Surviving Corporation, the Regulated Subsidiaries or Target in connection with the Form A Filings.

(c) Form E Filings. If required, the Regulated Subsidiaries shall diligently and timely file a pre-acquisition notification on Form E with the applicable Insurance Commissioners to demonstrate that the Merger will not violate the competitive standard in the applicable State’s insurance holding company system Laws (the “Form E Filings”). The Regulated Subsidiaries, if applicable, shall use their commercially reasonable efforts to have the Form E Filings deemed approved as promptly as practicable. Acquiror shall promptly provide the Regulated Subsidiaries with its full cooperation and assistance in connection with the Form E Filings. The Regulated Subsidiaries, on the one hand, and Acquiror, on the other hand, agree to respond, as promptly as practicable, to any requests for information, inquiries or comment letters issued by the applicable Insurance Commissioners. Furthermore, Acquiror and the Regulated Subsidiaries respectively agree to respond, as promptly as practicable, to any proposed undertakings or commitments sought by Insurance Commissioners from the Acquiror, the Surviving Corporation, the Regulated Subsidiaries or Target in connection with the Form E Filings.
(d) In addition to the foregoing obligations of the Parties in this Section 6.3, Acquiror and Target will use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party to this Agreement will: (i) make any filings and give any notices required to be made or given by such Party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement, contract or otherwise) by such Party in connection with the Merger or any of the other transactions contemplated by this Agreement, including accepting or entering into undertakings or commitments sought by Governmental Entities that are usual, customary and reasonable for transactions of the type contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. In no event, however, shall Acquiror be required to take or refrain from taking any action pursuant to this Section 6.3 or otherwise that would reasonably be expected to have a material adverse impact on Acquiror or materially impair the benefit Acquiror otherwise would derive from the transactions contemplated by this Agreement. Each of Acquiror and Target will promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre-Closing Period.
(e) Each Party will use commercially reasonable efforts to file, as promptly as practicable after August 26, 2010, all notices, reports and other documents required to be filed by such Party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity, including the provision by the Regulated Subsidiaries of notices to the CMS, with a separate notice to the CMS Medicare Drug Benefit Group and Central Office MA plan manager no later than 60 days prior to the date of Closing. Without limiting the generality of the foregoing, as soon as practicable after August 26, 2010, but in no event later the ten (10) Business Days after August 26, 2010, Acquiror and Target will file or cause to be filed all requisite documents and notifications required under HSR in connection with the Merger. Acquiror and Target will respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Subject to such confidentiality restrictions as may be reasonably requested, Acquiror and Target will coordinate and cooperate with one another in exchanging such information and each will render such reasonable assistance as the other may request in connection with the foregoing. The filing fee will be paid by the Acquiror.

(f) Acquiror and Target will promptly inform the other of any communication from any Governmental Entity regarding the Merger, and consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any investigation by any Governmental Entity of the Merger or legal proceeding relating to the Merger. In addition, except as may be prohibited by any Governmental Entity or by any applicable law, in connection with any investigation or legal proceeding relating to the Merger to which either Acquiror or Target is a party, each of Acquiror and Target will provide prompt notice of and permit authorized Representatives of the other party to be present at each meeting or conference relating to any such investigation or legal proceeding and to be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such investigation or legal proceeding.
6.4 FIRPTA Matters. At the Closing, Target will deliver to Acquiror: (a) a statement conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.
6.5 Notification of Certain Matters. During the Pre-Closing Period, Target or Acquiror, as the case may be, shall promptly notify the other party in writing if such party becomes aware of (i) any fact or condition that causes or constitutes a material breach of any of the representations and warranties of such party made as of August 26, 2010, or (ii) the occurrence after August 26, 2010 of any fact or condition that would be reasonably likely to cause or constitute a material breach of such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party’s discovery of, such fact or condition. If any such fact or condition requires any change to the schedules prepared by a party, such party shall promptly deliver to the other Party a supplement to such schedules specifying such change. In addition, during the Pre-Closing Period, Target or Acquiror, as the case may be, shall promptly notify the other party of the occurrence of any material breach of any covenant by such party in this Section 6 or of the occurrence of any event that may make the satisfaction of any conditions in Section 7 impossible or unlikely. No disclosure pursuant to this Section 6.5 will prevent or cure any breach of any representation or warranty or covenant set forth herein.
6.6 Financial Statements. Until the Closing Date, Target shall deliver to Acquiror within twenty-five (25) days after the end of each month a copy of the unaudited monthly consolidated financial statements of Target and its Subsidiaries as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the past practice of Target.

6.7 Financing.
(a) The Target shall provide, and shall cause its Subsidiaries, and shall use commercially reasonable efforts to cause each of its and their respective Representatives, to provide all cooperation reasonably requested by Acquiror in connection with the financings contemplated by Acquiror to finance the Merger and other transactions contemplated by this Agreement (the “Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Target and its Subsidiaries), including (i) timely providing information relating to the Target and its Subsidiaries to the lenders contemplated by the Commitment Letter and any underwriters or initial purchasers of debt securities issued as part of the Financing (collectively, the “Lenders”) (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Acquiror and the Target customary for such Financing or reasonably necessary for the completion of the Financing by the Lenders) to the extent reasonably requested by Acquiror to assist in preparation of customary offering or information documents to be used for the completion of the Financing, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Target), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) providing any information reasonably available to it as is reasonably requested in connection with the preparation of (A) any customary offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing, and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts for the Financing (including consenting to the use of the Target’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Target or its Subsidiaries or the reputation or goodwill of the Target or any of its Subsidiaries), (v) executing and delivering (or using commercially reasonable efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or using commercially reasonable efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Target or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Acquiror as necessary and customary in connection with the Financing, (vi) (A) assisting in the preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements and (B) causing the termination of the Target’s existing credit facilities and, if required by Acquiror, the amendment of any of the Target’s or its Subsidiaries’ currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Acquiror and that are reasonably requested by Acquiror in connection with the Financing, provided that no obligation of the Target or any of its Subsidiaries under any such amended agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Acquiror and the Lenders with all financial and other information regarding the Target and its Subsidiaries as may be reasonably requested by Acquiror to assist in preparation of customary offering or information documents to be used for the completion of the Financing, (viii) using commercially reasonable efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, (ix) using commercially reasonable efforts to permit any cash and marketable securities of the Target and its Subsidiaries to be made available to the Acquiror and/or Merger Sub at the Closing, (x) providing authorization letters to the Lenders authorizing the distribution of information to prospective lenders and containing a representation to the Lenders that the public side versions of such documents, if any, do not include material non-public information about the Target or its Affiliates or securities, (xi) providing audited consolidated financial statements of the Target covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available, unaudited financial statements (excluding footnotes) for any interim period or periods of the Target ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date and (xii) cooperating reasonably with Acquiror’s financing sources’ due diligence, to the extent customary and reasonable.
(b) Acquiror shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter, including using its commercially reasonable efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letter (the “Definitive Financing Agreements”), (ii) to satisfy on a timely basis all conditions applicable to Acquiror in the Definitive Financing Agreements, (iii) to comply with its obligations under the Commitment Letter and the Definitive Financing Agreements and (iv) to preserve and maintain and, if necessary, take reasonable and appropriate actions to enforce, its rights under the Commitment Letter and Definitive Financing Agreements. Acquiror shall give Target prompt notice upon becoming aware of any material breach by any party of the Commitment Letter or Definitive Financing Agreements or any termination of the Commitment Letter or Definitive Financing Agreements. Acquiror shall keep Target informed on a timely basis and in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any waiver of any material provision or remedy under the Commitment Letter or Definitive Financing Agreements if such waivers, taken as a whole, reduces the aggregate amount of the Financing, materially and adversely amends the conditions to the drawdown of the Financing or is materially adverse to the interests of Target in any other material respect, including without limitation the likelihood of the satisfaction of the condition set forth in Section 7.2(k). In the event that Acquiror becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Commitment Letter, Acquiror shall promptly notify Target and shall use its commercially reasonable efforts to arrange any such portion from alternative sources as promptly as practicable with terms and conditions not materially less favorable, from the standpoint of Acquiror than the terms and conditions relating to the portion of the Financing being replaced.
6.8 Meeting of Stockholders.
(a) Target has taken or will take all action necessary in accordance with applicable Law and its organizational documents to convene a meeting of its stockholders, or solicit written consents, to consider and vote upon the approval of this Agreement and the Merger. Target will use its commercially reasonable efforts to cause each Former Stakeholder to ratify the appointment of the Stakeholders’ Agent pursuant to Section 9.3 hereof, and to provide evidence of the same to Acquiror.

(b) Prior to the Closing, Target will use its commercially reasonable efforts to take all action necessary in accordance with applicable Law and its organizational documents to (i) conduct a separate vote of its stockholders and perform such other reasonable acts as are within its power to satisfy all of the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder for exemption of any compensation or other payment payable under any contract, agreement, plan or arrangement covering any disqualified individual (as such term is defined in Section 280G(c) of the Code) that would give rise to any excess parachute payment as that term is defined in Section 280G(b) of the Code, and (ii) obtain the consent of each such disqualified individual to conditionally waive the smallest portion necessary under Section 280G(b)(5)(B) of the Code and the regulations thereunder of any such payments that are not so approved, such that after giving effect to such vote and all related waivers and other agreements, if the requisite number of affirmative votes are obtained, such payments, awards and benefits will qualify for the exemption provided under Section 280G(b)(5)(A)(ii) of the Code and will not be subject to any excise tax pursuant to Section 4999 of the Code.
6.9 Indemnification of Officers and Directors of Target and its Subsidiaries.
(a) From and after the Effective Time, Acquiror will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of Target and its Subsidiaries pursuant to any indemnification provisions under the certificate of incorporation and bylaws of Target and the equivalent organization documents of its Subsidiaries as each is in effect on August 26, 2010 (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of Target and its Subsidiaries, collectively, the “Indemnified Parties”). Acquiror will cause the certificate of incorporation and bylaws of Merger Sub and the Surviving Corporation to contain provisions not less favorable with respect to indemnification and exculpation from liability as set forth in Target’s certificate of incorporation and bylaws on August 26, 2010, which provisions will not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of any Indemnified Party under such certificate of incorporation or bylaws.
(b) During the period ending on the sixth anniversary of the Effective Time, Acquiror will cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of Target or any of its Subsidiaries (regardless of whether such action or omission, or alleged action or omission, occurred prior to, on or after the Closing Date) or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective

Time, any Indemnified Party delivers to the Surviving Corporation or any Subsidiary a written notice asserting a claim for indemnification under this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until the earlier of (i) such time as such claim is fully and finally resolved or (ii) a reasonable person familiar with such matters would determine that such claim has been fully and finally abandoned or waived by the Third Party asserting the claim. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation or the Subsidiary, as applicable, will have the right to control the defense of such matter after the Effective Time (it being understood that, by electing to control the defense, the Surviving Corporation or the Subsidiary, as applicable, will be deemed to have waived any right to object to the Indemnified Parties’ entitlement to indemnification under this Agreement with respect to such matter), (ii) if the Surviving Corporation or the Subsidiary, as applicable, does not elect to assume the defense of the matter, any counsel retained by the Indemnified Parties with respect to the defense of such matter for any period after the Effective Time must be reasonably satisfactory to Acquiror, and (iii) if the Surviving Corporation or the Subsidiary does not elect to assume the defense of the matter, after the Effective Time, the Surviving Corporation or the Subsidiary, as applicable, will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that the Surviving Corporation or the Subsidiary shall not be required to pay the fees and expenses of such counsel in the event of a final non-appealable judicial determination that any Indemnified Party is not entitled to indemnification under this Agreement or the certificate of incorporation or bylaws of the Surviving Corporation and the equivalent organization documents of the Subsidiaries, and any amounts advanced on his or her behalf will be remitted to the Surviving Corporation); provided, however, that neither Acquiror, the Surviving Corporation nor any Subsidiary, nor any Indemnified Party, will be liable for any settlement effected without its, his or her express written consent, which consent will not be unreasonably withheld, conditioned or delayed. The Indemnified Parties as a group may retain only one law firm at the Surviving Corporation’s expense (in addition to local counsel) to represent them with respect to any single action unless counsel for any Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 6.9(b) or elsewhere in this Agreement, the Surviving Corporation or the Subsidiary, as applicable, will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.9 unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.
(c) This Section 6.9 will survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Indemnified Parties, and will be binding on all successors and assigns of Acquiror and the Surviving Corporation.
6.10 Directors’ and Officers’ Insurance. After the Effective Time and for a period of six years after the Effective Time, Acquiror will cause the Surviving Corporation to maintain in effect the primary directors’ and officers’ liability insurance “tail” policy purchased by Target in connection with and prior to the Merger; and following such six year period, Acquiror shall not, and will cause the Surviving Corporation not to, take any affirmative action intended to terminate or cancel any such policy purchased and funded by Target prior to the Merger. In addition, effective as of the Closing Date, Acquiror shall or shall cause the Surviving Corporation to purchase or maintain insurance policies covering claims against Target and its agents relating to fiduciary liability, managed care errors and omissions liability, and professional liability in each case covering acts and omissions prior to the Closing Date.

6.11 [Reserved]
6.12 List of Stakeholders. Prior to Closing, Target shall deliver to Acquiror and the Stakeholders’ Agent a correct and complete schedule that sets forth as of the Effective Time (i) the number of shares of Target Capital Stock that each current stockholder of Target holds of record, (ii) the number of shares of Target Common Stock issuable upon exercise of the Unexercised Options and the name of each Target Option holder and Exercise Price of each Unexercised Option, and (iii) the name of each person who will receive a bonus, change of control or other similar payment from Target in connection with the transactions contemplated by this Agreement and the gross amount to be paid by Target to each such person (such bonuses and payments are referred to as the “Transaction Bonuses”).
6.13 Cancellation of Target Warrants. Target shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause all warrants to purchase shares of Target Capital Stock to be exercised or canceled prior to the Closing Date. Target shall keep Acquiror informed on a timely basis and in reasonable detail of the status of its efforts to cause such warrants to be exercised or canceled. Target shall give Acquiror prompt notice if it becomes aware of any event or circumstance that makes it reasonably unlikely that such warrants will be exercised or canceled prior to the Closing Date.
6.14 Payment of Accrued Bonuses. Prior to Closing, Target shall deliver to Acquiror a correct and complete schedule that sets forth as of the Effective Time (i) the aggregate amount of bonus payments (excluding any amounts included in the definition of Specified Transactional Expenses) accrued as of the Closing Date to employees of Target in accordance with Target’s existing bonus plan(s) that are included in the calculation of Target Current Liabilities (the “Aggregate Accrued Bonus Amount”), (ii) the name of each employee of Target with respect to whom Target has accrued a bonus as of the Closing Date (the “Bonus Recipients”), and (iii) the amount of the bonus accrual for each of the Bonus Recipients. Notwithstanding anything contained herein to the contrary, no Terminated Employee as described in Section 5.3 shall be a Bonus Recipient. If the Merger is consummated, on or prior to February 15, 2011, Acquiror shall cause Target to pay bonuses to the Bonus Recipients in an aggregate amount equal to the Aggregate Accrued Bonus Amount and individually in the amounts set forth on the schedule; provided, however, that a Bonus Recipient shall not be entitled to receive his or her portion of the Aggregate Accrued Bonus Amount if he or she is not employed by Target on the date such bonuses are paid by Target. In the event that one or more Bonus Recipients are not employed by Target on the date such bonuses are paid by Target, Target shall increase the bonus to be paid to one or more of the other Bonus Recipients such that the total bonuses paid by Target equal the Aggregate Accrued Bonus Amount.

7. Conditions to the Merger.
7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Acquiror and Merger Sub, on the one hand, and Target, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by the written agreement of Acquiror and Target and (ii) by proceeding with the Closing, Acquiror, Merger Sub and Target will be deemed to have waived any of such conditions that remain unsatisfied):
(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any U.S. federal or state court of competent jurisdiction will have been issued and remain in effect, nor will there be any Law enacted or deemed applicable to the Merger that prevents or prohibits consummation of the Merger or makes the consummation of the Merger illegal.
(b) HSR. The waiting period applicable to the consummation of the Merger under HSR will have expired or been terminated.
(c) Regulatory Approvals. All material notices and filings shall have been submitted, and all approvals, consents, orders and waivers or expirations of waiting periods shall have been obtained or occurred, as applicable, in connection with the California Regulatory Approval, the Form A Filings, the Form E Filings and CMS such that (i) the Merger would not be rendered illegal under any applicable Laws and (ii) the change of control of the Regulated Subsidiaries resulting from the Merger shall have been approved or deemed approved by the applicable Governmental Entities in each of California, Delaware, Maryland, Pennsylvania and Texas, to the extent required by Law. The matters described in clause (ii) of the preceding sentence shall be referred to as the “Required Regulatory Approvals”.
(d) No Governmental Litigation. There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity that may result in a judgment in favor of such Governmental Entity for rescission of the Merger.
7.2 Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived in writing by Acquiror and (ii) by proceeding with the Closing, Acquiror and Merger Sub will be deemed to have waived any of such conditions that remain unsatisfied):
(a) Representations and Warranties. The representations and warranties of Target in Section 3 shall be accurate in all material respects as of August 26, 2010, the date of this Agreement and as of the Closing Date (except for representations or warranties limited by materiality or the existence of a Target Material Adverse Effect, which shall be accurate in all respects).

(b) Performance of Covenants. Target will have complied with and performed in all material respects all covenants and agreements under this Agreement required to be complied with or performed by Target at or prior to the Closing.
(c) Certificate of Officer. Acquiror and Merger Sub will have received a certificate executed on behalf of Target by an officer of Target (the “Target Closing Certificate”) representing and warranting that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.
(d) No U.S. Governmental Litigation. There will not be pending before any court of competent jurisdiction any legal proceeding commenced by a U.S. federal or state Governmental Entity that is reasonably likely to result in a judgment in favor of such Governmental Entity and that: (i) challenges the Surviving Corporation’s ownership of the Target Business; (ii) relates to the transactions contemplated by this Agreement and seeks to obtain from Acquiror or Target any damages or other relief that, if awarded, would have a material adverse effect on Acquiror and its Subsidiaries (including the Surviving Corporation), taken as a whole; (iii) seeks to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) seeks to suspend, revoke or terminate those Licenses which would materially and adversely affect the continued operations of the Target Business, in some substantial respect.
(e) Escrow Agreement. Escrow Agent and the Stakeholders’ Agent will have entered into the Escrow Agreement.
(f) Resignation of Directors and Officers. All directors and officers of Target and/or its Subsidiaries that Acquiror has requested to resign shall have resigned as of the Closing Date.
(g) Certified Articles of Incorporation and Certificates of Good Standing. Target shall have delivered to Acquiror articles of incorporation or articles of organization (or similar organizational documents) of Target and each of its Subsidiaries (certified by the Secretary of State of the applicable jurisdiction of incorporation or formation) and a certificate of good standing from the applicable jurisdiction of incorporation and each other jurisdiction in which Target and its Subsidiaries are qualified to do business for Target, each dated within ten (10) Business Days prior to the Closing Date.
(h) Secretary’s Certificate. Acquiror shall have received a certificate of the Secretary of Target certifying and attaching copies of the bylaws of Target, certifying and attaching copies of all requisite resolutions duly adopted by Target’s board of directors and stockholders authorizing the execution, delivery and performance of the Original Agreement, this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency of the officers of Target executing the Original Agreement, this Agreement and any other document relating to the transaction contemplated hereby or thereby.

(i) Target Credit Facilities. Target’s credit facilities shall have been terminated at or prior to Closing, and Acquiror shall have received pay-off letters from its lenders in form and substance acceptable to Acquiror providing for, among other things, at Closing, the termination of all security interests granted by Target and its Subsidiaries under or in connection with Target’s credit facilities with respect to the assets of Target and its Subsidiaries (including the authorization of the filing of all necessary UCC-3 termination statements and other necessary documentation in connection with the termination of such security interests), executed by Target’s lenders, in each case subject only to the repayment in full of such facilities at the Closing.
(j) Release of Encumbrances. All Encumbrances (other than Permitted Encumbrances and other than those described in Section 7.2(i) above) on the assets of Target and its Subsidiaries shall have been released.
(k) Financing. Acquiror shall have obtained the Financing on terms substantially consistent with the Commitment Letter or otherwise on terms and conditions not materially less favorable, from the standpoint of Acquiror, than the terms and conditions set forth in the Commitment Letter.
(l) Dissenting Shares. The Dissenting Shares shall constitute no more than five percent (5%) of the total amount of issued and outstanding shares of Target Capital Stock, and Target shall have complied with all applicable provisions of Section 262 of the DGCL with respect to the Dissenting Shares.
(m) No Target Material Adverse Effect. There shall not have been any Target Material Adverse Effect and no event shall have occurred or circumstance exist that would reasonably be expected to result in a Target Material Adverse Effect.
(n) Cancellation of Warrants. All warrants to purchase shares of Target Capital Stock shall have been exercised or canceled.
7.3 Additional Conditions to Obligation of Target. The obligation of Target to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement will be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood that (i) any one or more of the following conditions may be waived by Target and (ii) by proceeding with the Closing, Target will be deemed to have waived any of such conditions that remain unsatisfied):
(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub in Section 4 shall be accurate in all material respects as of August 26, 2010, the date of this Agreement and as of the Closing Date (except for representations or warranties limited by materiality or the existence of an Acquiror Material Adverse Effect, which shall be accurate in all respects).
(b) Performance of Covenants. Acquiror and Merger Sub will have each complied with and performed in all material respects all of their respective material covenants and agreements under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

(c) Certificate of Officers. Target will have received a certificate executed on behalf of each of Acquiror and Merger Sub by an officer of Acquiror and Merger Sub, respectively, representing and warranting that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(d) Escrow Agreement. Acquiror, Escrow Agent and the Stakeholders’ Agent will have entered into the Escrow Agreement.
(e) Exchange Agent Agreement. Exchange Agent, Target, and Acquiror will have entered into the Exchange Agent Agreement.
8. Termination.
8.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(e), by notice from the terminating Party to the other Party setting forth a brief description of the basis for termination):
(a) by the mutual written consent of Acquiror and Target;
(b) by either Acquiror or Target if the Merger will not have been consummated by January 31, 2011; provided, however, that such date may be extended unilaterally by either Party to April 30, 2011 if all conditions to closing have been satisfied other than the condition set forth in Section 7.1(b) or 7.1(c) and other than those conditions that by their nature are to be satisfied at the Closing (the later of January 31, 2011 or April 30, 2011, if applicable, being referred to as the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to comply with or perform in any material respect any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;
(c) by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity will have issued a nonappealable final order, decree, injunction or other action having the effect of preventing or prohibiting the Merger;
(d) without limiting the right of either Acquiror or Target to terminate this Agreement pursuant to Section 8.1(b), by Target if (i) there is an inaccuracy in any of the representations or warranties of Acquiror or Merger Sub in this Agreement such that the condition set forth in Section 7.3(a) would not be satisfied, or there has been a breach by Acquiror or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied, (ii) Target will have delivered to Acquiror a written notice of such inaccuracy or breach, and (iii) at least thirty (30) days will have elapsed since the delivery of such notice without such inaccuracy or breach having been cured;

(e) without limiting the right of either Acquiror or Target to terminate this Agreement pursuant to Section 8.1(b), by Acquiror if (i) there is an inaccuracy in any of the representations or warranties of Target in this Agreement such that the condition set forth in Section 7.2(a) would not be satisfied, or there has been a breach by Target of any of its covenants in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, (ii) Acquiror will have delivered to Target a written notice of such inaccuracy or breach, and (iii) at least thirty (30) days will have elapsed since the delivery of such notice without such inaccuracy or breach having been cured; or
(f) by either Acquiror or Target in the event that a Governmental Entity has unappealably and finally denied or refused to furnish a Required Regulatory Approval or issued an order seeking to enjoin the Merger or the change of control of one or more of the Regulated Subsidiaries or requiring one or more of the Regulated Subsidiaries to cease and desist doing business such that, in any case, the condition set forth in Section 7.1(c) shall become incapable of being satisfied.
8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, except as set forth in Section 8.3 below, this Agreement will be of no further force or effect, and there will be no liability on the part of Acquiror, Target, Merger Sub or their respective officers, directors or stockholders, except to the extent that such liability results from the willful material breach by a Party of any of its covenants set forth in this Agreement; provided, however, that the provisions of Section 10 (and the Confidentiality Agreement) will remain in full force and effect and survive any termination of this Agreement.
8.3 Termination By Target Because of Failure of Financing. In the event that all of the other conditions to Closing described in Sections 7.1, 7.2 and 7.3 (other than conditions that will be satisfied at the Closing) are satisfied, the Closing cannot occur on the Termination Date solely as a result of Acquiror’s failure satisfy the condition in Section 7.2(k) and Target terminates this Agreement pursuant to Section 8.1(b), Acquiror shall deliver by wire transfer to Target within five (5) Business Days following Acquiror’s receipt of Target’s notice of the termination of this Agreement Ten Million Dollars ($10,000,000) in cash (the “Termination Fee”). The Parties acknowledge and agree that it would be impracticable or extremely difficult for any Party to determine the actual damages resulting from any such breach or failure to perform by Acquiror hereunder and, therefore, the Parties have agreed upon the foregoing remedy as liquidated damages which shall not be deemed to be in the nature of a penalty. In the event Target terminates this Agreement and Acquiror pays the Termination Fee to Target as described in this Section 8.3, Target shall retain the Termination Fee as liquidated damages and all further rights and obligations of the Parties under this Agreement will terminate except with respect to the provisions of Section 10 (and the Confidentiality Agreement), which will remain in full force and effect; provided, that if the condition to Closing in Section 7.2(k) is not satisfied because Acquiror has willfully breached its covenants contained in Section 6.7(b), then Target shall be entitled to pursue any available remedy for such breach and pursue damages in excess of the Termination Fee. Except in a circumstance where Acquiror is found to have willfully breached its covenants contained in Section 6.7(b), Target’s right to receive payment of the Termination Fee from Acquiror shall be the sole and exclusive remedy of Target against Acquiror, the Lenders, Merger Sub or any of their respective former, current or future directors, officers, employees, agents, stockholders, representatives, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, representative, affiliate or assignee of any of the foregoing (collectively, the “Related Persons”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under this Agreement or otherwise.

9. Escrow and Indemnification
9.1 Escrow Fund.
(a) At the Closing, Acquiror will deposit with the Escrow Agent an amount equal to the sum of (a) Three Million Dollars ($3,000,000) (the “Stakeholders’ Agent Escrow Amount”), plus (b) Fifty Five Million Dollars ($55,000,000) (the “Indemnity Escrow Amount” and collectively with the Stakeholders’ Agent Escrow Amount, the “Escrow Fund”). The Escrow Fund will be governed by the terms set forth in the Escrow Agreement. The Indemnity Escrow Amount will be available (i) to indemnify Acquiror pursuant to the indemnification provisions set forth in this Section 9, and (ii) to make any payment on behalf of the Former Stakeholders to Acquiror pursuant to Section 2.13. The Stakeholders’ Agent Escrow Amount will be available, without the requirement of any consent or approval by Acquiror, to indemnify and hold the Stakeholders’ Agent harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Stakeholders’ Agent without gross negligence or willful misconduct on the part of the Stakeholders’ Agent and arising out of or in connection with the acceptance or administration of its duties under this Agreement and the Escrow Agreement, and in no event will any of such liabilities, losses, damages, penalties, fines, costs or expenses payable to the Stakeholders’ Agent be paid from the Indemnity Escrow Amount.
(b) On the first Business Day following the Initial Claim Termination Date, Acquiror and the Stakeholders’ Agent will be obligated to instruct the Escrow Agent to pay to each Former Stakeholder, in immediately available funds from the Indemnity Escrow Amount of the Escrow Fund, a dollar amount equal to each such Former Stakeholder’s Pro Rata Portion of the difference between (i) the aggregate amount then held in the Indemnity Escrow Amount of the Escrow Fund and (ii) the sum of (A) Twenty Three Million Dollars ($23,000,000) (the “Three Year Escrow Amount”) and (B) a reserve amount equal to the estimate of Damages set forth in the Claims Notices relating to all pending and unresolved Claims. On the first Business Day following the Final Claim Termination Date, Acquiror and the Stakeholders’ Agent will be obligated to instruct the Escrow Agent to pay to each Former Stakeholder, in immediately available funds from the Indemnity Escrow Amount of the Escrow Fund, a dollar amount equal to each such Former Stakeholders’ Pro Rata Portion of the difference between (i) the aggregate amount then held in the Indemnity Escrow Amount of the Escrow Fund and (ii) a reserve amount equal to the estimate of Damages set forth in the Claims Notices relating to all pending and unresolved Claims. Any reserve amounts held in the Indemnity Escrow Amount of the Escrow Fund following the Final Claim Termination Date that are not expended in resolving a Claim shall be disbursed to the Former Stakeholders upon final resolution of the Claim to which it relates or if a reasonable person familiar with such matters would determine that such claim has been fully and finally abandoned or waived by the Third Party asserting the claim. Following the resolution of all Claims, the Stakeholders’ Agent Amount shall be disbursed to the Former Stakeholders as set forth in the Escrow Agreement.

9.2 Indemnification.
(a) Expiration of Representations, Warranties and Covenants. Acquiror’s right to indemnification pursuant to Section 9.2 will expire on the date eighteen (18) months after the Closing Date (the “Initial Claim Termination Date”); provided, however, that Acquiror’s right to indemnification pursuant to Sections 9.2(b)(iii) and 9.2(b)(v) will expire on the third anniversary of the Closing Date (the “Final Claim Termination Date”) (except with respect to any Claims pending on that date); and provided, further, that if at any time prior to the Initial Claim Termination Date or the Final Claim Termination Date, as applicable, Acquiror delivers to the Stakeholders’ Agent a notice (a “Claim Notice”) stating (i) the existence of an inaccuracy in any of the representations and warranties made by Target or a breach of a covenant made by Target (and setting forth in reasonable detail the basis for Acquiror’s determination that such an inaccuracy or breach exists and the amount of the Damages incurred or Acquiror’s good faith estimate of the Damages to be incurred by Acquiror as a result of such inaccuracy or breach) or (ii) a set of facts that have been alleged by a Third Party that is reasonably believed to be true and, if ultimately determined to be true, would constitute an inaccuracy in any of the representations and warranties made by Target or the breach of a covenant made by Target (and setting forth in reasonable detail Acquiror’s good faith estimate of the Damages to be incurred by Acquiror as a result of such inaccuracy or breach) and asserting a claim for recovery under this Section 9.2 based on such inaccuracy or breach, then the claim asserted in such notice will survive the Initial Claim Termination Date or the Final Claim Termination Date, as applicable, until the earlier of such time as (i) such claim is fully and finally resolved or (ii) a reasonable person familiar with such matters would determine that such claim has been fully and finally abandoned or waived by the Third Party asserting the claim. All obligations of the Parties under the covenants contained in this Agreement (including the covenants set forth in Sections 5 and 6) will expire at the Effective Time, except to the extent that any such covenant expressly specifies that it is to be (or is otherwise required by this Agreement to be) performed after the Effective Time; provided, further, however, that notwithstanding the expiration of the Parties’ obligations under such covenants, claims for breaches of any covenants of Target prior to their expiration, other than relating to Section 9.2(b)(iii) and 9.2(b)(v) may be brought after the Effective Time and until the Initial Claim Termination Date. The Parties acknowledge that the time periods set forth in this Section 9 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties. The Parties further acknowledge that the time periods set forth in this Section 9 and elsewhere in the Agreement may be shorter than otherwise provided by Law.
(b) Indemnification. Subject to the limitations set forth in Sections 9.2(a) and 9.2(c) and the other limitations set forth in this Agreement, from and after the Effective Time Acquiror will be entitled to be indemnified, solely from the Indemnity Escrow Amount of the Escrow Fund, against any Damages arising from or in connection with (i) any inaccuracy in any representation or warranty of Target set forth in Section 3 or any Target Closing Certificate, (ii) the breach of any covenant of Target in this Agreement, (iii) any amounts owed by Target or its Subsidiaries to any Governmental Entity or third party arising out of overpayments to Target or its Subsidiaries relating to periods of service prior to the Closing Date, whether such overpayments are determined as a result of any adjustment to premiums, audit, investigation or other similar process, (iv) any penalties and interest owed by Target or the Subsidiaries relating to Taxes arising out of or relating to adjustments to Target’s Loss Reserve as of the Closing Date on the balance sheet of Target as of the day immediately following the Effective Time, and (v) any Damages relating to any Covered Matter (notwithstanding the disclosure of any Covered Matter prior to Closing) in excess of the accruals included in the Target Current Liabilities or the Target Statutory Liabilities specifically relating to any Covered Matter. For purposes of this Section 9, “Damages” will mean any liabilities, losses, damages, penalties, fines, costs or expenses, including reasonable legal, expert and consultant fees and expenses, but excluding any exemplary or punitive damages, other than awards of exemplary or punitive damages paid or payable to a third party under a third party claim. In determining the amount of Damages pursuant to this Section 9, Damages shall include only the amounts in excess of reserves or accruals included in the Target Current Liabilities or the Target Statutory Liabilities with respect to the specific claim from which the Damages result.

(c) Limitations of Liability.
(i) The right of Acquiror to be indemnified from the Indemnity Escrow Amount of the Escrow Fund pursuant to this Section 9 will be the sole and exclusive remedy with respect to any inaccuracy of any representation or warranty of Target contained in, or any other breach by Target of this Agreement or otherwise in connection with the transactions contemplated hereby. Subject to Section 9.2(c)(iii), no current or former stockholder, director, officer, employee, affiliate or advisor of Target will have any personal or individual liability of any nature to Acquiror, the Surviving Corporation or any affiliate of Acquiror or the Surviving Corporation with respect to any inaccuracy of any representation or warranty contained in, or any other breach of, this Agreement or otherwise in connection with the transactions contemplated hereby.
(ii) Without limiting the effect of any other limitation contained in this Section 9, the indemnification provided for in Section 9.2(b)(i) or (ii) will not apply, and Acquiror will not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Damages against which Acquiror would otherwise be entitled to be indemnified under Section 9.2(b)(i) or (ii) exceeds One Million Dollars $1,000,000 (the “Indemnification Threshold”). If the aggregate amount of such Damages exceeds the Indemnification Threshold, then Acquiror will, subject to the other limitations contained in this Agreement, be entitled to be indemnified from the Indemnity Escrow Amount of the Escrow Fund only against the portion of such Damages in excess of the Indemnification Threshold. The Indemnification Threshold shall not apply to the indemnification provided for in Section 9.2(b)(iii), Section 9.2(b)(iv) or Section 9.2(b)(v), and amounts indemnifiable pursuant to Section 9.2(b)(iii), Section 9.2(b)(iv) or Section 9.2(b)(v) will not be counted toward the Indemnification Threshold. However, in no event shall the aggregate indemnification payments to be made pursuant to this Section 9 exceed Fifty Five Million Dollars ($55,000,000) (the “Indemnification Cap”).
(iii) Nothing in this Agreement will limit any remedy Acquiror may have against any person for fraud in connection with this Agreement and the transactions contemplated hereby under applicable Laws.

(d) Defense of Third-Party Claims.
(i) Promptly after receipt by a Party purporting to be entitled to indemnification under Section 9.2 (the “Indemnitee”) of notice of the commencement of any Action against it, such Indemnitee will, if a Claim is to be made against a Party obligated to indemnify under such Section (the “Indemnitor”), give notice to the Indemnitor (which, in the case of indemnification payable from the Indemnity Escrow Amount of the Escrow Fund shall be the Stakeholders’ Agent) of the commencement of such Action, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that (i) the defense of such Action is materially prejudiced by the Indemnitee’s failure to give such notice or (ii) the Indemnitee fails to notify the Indemnitor of the Action prior to the Initial Claim Termination Date as described in Section 9.2(a). Each such notice shall specify in reasonable detail the basis for Indemnitee’s Claim.
(ii) If any Action is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Action, the Indemnitor will be entitled to participate in such Action and, to the extent that it wishes (unless the Indemnitor is also a party to such Action and the Indemnitee reasonably determines in good faith that joint representation of both parties by the same counsel would be materially adverse to the Indemnitee or counsel for the Indemnitee determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of Indemnitor and Indemnitee (any refusal of such assumption by the Indemnitee is referred to herein as a “Permitted Defense Assumption Refusal”)) to assume the defense of such Action with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 9 for any fees or expenses of any other counsel or any other expenses with respect to the defense of such Action, in each case incurred by or on behalf of the Indemnitee, including any such fees or expenses incurred prior to the Indemnitor’s delivery of notice of assumption of the defense to the Indemnitee; provided, however, that the Indemnitee may, prior to the date on which it receives such notice of assumption of the defense, (I) retain counsel, whose reasonable fees and expenses shall (subject to the remainder of this Section 9.2(d)(ii)) be at the expense of the Indemnitor, (II) file any motion, answer or other pleading and (III) take such other action that it reasonably shall deem necessary to protect its interests (without prejudicing the interests of the Indemnitor) or those of the Indemnitor until the date on which the Indemnitee receives such notice from the Indemnitor. If the Indemnitor assumes the defense of an Action, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification under this Agreement, and (B) the Indemnitor, so long as it diligently conducts such defense, shall have full and exclusive control of the conduct of such defense and the compromise and/or settlement of such Action; provided, however, that no compromise or settlement of such Action may be effected by the Indemnitor without the Indemnitee’s consent (such consent not to be unreasonably withheld, conditioned or delayed). If the Indemnitor assumes the defense of an Action, or if the Indemnitor elects to assume such defense but Indemnitee effects a Permitted Defense Assumption Refusal, then the Indemnitor will have no liability with respect to any compromise or settlement of such Action effected without its consent (such consent not to be unreasonably withheld, conditioned or delayed). If notice is given to an Indemnitor of the commencement of any Action and the Indemnitor does not, within ten Business Days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee (subject to the Indemnification Threshold and Indemnification Cap).

(iii) In addition to any rights of Acquiror with respect to Permitted Defense Assumption Refusals described above, if any Action is brought against Acquiror, Target or the Subsidiaries by any Governmental Entity, Acquiror shall have the right, by notice to the Stakeholders’ Agent, to assume and control the conduct, compromise or settlement of the defense of such Action; provided, however, that (a) Acquiror shall keep the Stakeholders’ Agent reasonably apprised of the status of the defense of such Action, (b) the Stakeholders’ Agent shall have the right to participate in the defense of such Action, (c) the Former Stakeholders shall have no liability with respect to any compromise or settlement of such Action effected without the consent of the Stakeholders’ Agent (which consent may not be unreasonably withheld, conditioned or delayed), and (d) all fees or expenses of the Stakeholders’ Agent’s counsel or any other expenses with respect to the Stakeholders’ Agent’s participation in the defense of such Action shall be paid exclusively out of the Stakeholders’ Agent Escrow Amount or by the Former Stakeholders directly.
(iv) In connection with the defense of any Action as described in this Section 9, Target and the Subsidiaries will afford Indemnitor and its Representatives reasonable access during normal business hours with reasonable prior notice to Target’s and the Subsidiaries’ records and other documents that are reasonably necessary for the defense of such Action by the Indemnitor, and shall cooperate with Indemnitor and its Representatives in the defense of any such Action as reasonably requested by Indemnitor. Prior to the disclosure of any of Target’s or the Subsidiaries’ records or other documents, the Target and its Representatives shall enter into a confidentiality agreement with Acquiror in a form reasonably acceptable to Acquiror.
(e) Subrogation. To the extent that Acquiror is entitled to indemnification pursuant to this Section 9, the Stakeholders’ Agent will be entitled to exercise for the benefit of the Former Stakeholders, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Acquiror or any of Acquiror’s Subsidiaries or other affiliates may have against any other person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related. Acquiror will permit the Stakeholders’ Agent to use the name of Acquiror, the Surviving Corporation or their respective affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies, and Acquiror will take such actions as the Stakeholders’ Agent may reasonably request for the purpose of enabling the Stakeholders’ Agent to perfect or exercise the right of subrogation of the Stakeholders’ Agent under this Section 9.2(e).

9.3 Stakeholders’ Agent.
(a) By virtue of the approval of this Agreement by Target’s stockholders, the consummation of the Merger, and the Former Stakeholders’ participation in and receipt of consideration in the Merger, and without further action of any Former Stakeholder, each Former Stakeholder will be deemed to have irrevocably constituted and appointed the Stakeholders’ Agent (and by execution of this Agreement it hereby accepts such appointment) as agent and attorney-in-fact for and on behalf of the Former Stakeholders, with full power of substitution, to act in the name, place and stead of each Former Stakeholder with respect to this Section 9 and the Escrow Agreement and the taking by the Stakeholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Stakeholders’ Agent under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications under this Section 9 or the Escrow Agreement; (ii) participate on behalf of the Former Stakeholders in the resolution of any dispute relating to the Closing Adjustment; (iii) authorize delivery to Acquiror of cash from the Indemnity Escrow Amount of the Escrow Fund in satisfaction of claims for indemnification made by Acquiror under this Section 9; (iv) object to claims for indemnification made by Acquiror under this Section 9; (v) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Acquiror under this Section 9; (vi) take all actions necessary or appropriate in the good faith judgment of the Stakeholders’ Agent for the accomplishment of the foregoing; and (vii) obtain reimbursement for all out-of-pocket expenses in connection with its duties under this Agreement from the Stakeholders’ Agent Escrow Amount. The power of attorney granted in this Section 9.3 is coupled with an interest and is irrevocable, may be delegated by the Stakeholders’ Agent and will survive the dissolution, death or incapacity of any Former Stakeholder. If the Stakeholders’ Agent shall be dissolved, die, be removed, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Former Stakeholders shall (by consent of at least three of Salix Ventures, New Enterprise Associates, Frazier Healthcare and Technology Ventures and CCP Equity Partners, within ten days after such dissolution, death, removal, disability, resignation or inability, appoint a successor to the Stakeholders’ Agent and immediately thereafter notify Acquiror of the identity of such successor. Any such successor shall succeed the former Stakeholders’ Agent as the Stakeholders’ Agent hereunder. If for any reason there is no Stakeholders’ Agent at any time, all references herein to the Stakeholders’ Agent shall be deemed to refer to the Former Stakeholders. No bond will be required of the Stakeholders’ Agent. Each Former Stakeholder hereby agrees to receive correspondence from the Stakeholders’ Agent, including in electronic form.
(b) The Stakeholders’ Agent will not be liable for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence by the Stakeholders’ Agent while acting in good faith and arising out of or in connection with the acceptance or administration of its duties under this Agreement; it being understood that any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith). The Former Stakeholders shall indemnify, defend and hold harmless the Stakeholders’ Agent and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Stakeholders’ Agent pursuant to the terms of this Agreement, except to the extend it is finally adjudicated that the Stakeholders’ Agent was grossly negligent or engaged in willful misconduct. If not paid directly to the Stakeholders’ Agent by the Former Stakeholders or from the Stakeholders’ Agent Escrow Amount, any such losses, liabilities or expenses may be recovered by the Stakeholders’ Agent from amounts to be disbursed to the Former Stakeholders from the Indemnity Escrow Amount following the final release of the Escrow Fund pursuant to the terms hereof; provided, that this does not relieve the Former Stakeholders from their obligation to promptly pay such losses, liabilities or expenses, nor does it prevent the Stakeholders’ Agent from seeking any remedies available to it at law or otherwise. The Stakeholders’ Agent will be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Stakeholders’ Agent in connection with actions taken by the Stakeholders’ Agent pursuant to the terms of this Agreement or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) from the Stakeholders’ Agent Escrow Amount of the Escrow Fund, without the requirement of any consent or approval by Acquiror, to the extent not reimbursable from the Indemnity Escrow Amount.

(c) From and after the Effective Time, Acquiror will cause the Surviving Corporation to provide the Stakeholders’ Agent with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Acquiror and the Surviving Corporation for purposes of performing its duties and exercising its rights under this Agreement, provided that the Stakeholders’ Agent will treat confidentially any nonpublic information it receives from Acquiror regarding the Surviving Corporation (except in connection with the performance by the Stakeholders’ Agent of its duties or the exercise of its rights under this Agreement).
9.4 Actions of the Stakeholders’ Agent. From and after the Effective Time, a decision, act, consent or instruction of the Stakeholders’ Agent will constitute a decision of all Former Stakeholders and will be final, binding and conclusive upon each Former Stakeholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stakeholders’ Agent as being the decision, act, consent or instruction of each Former Stakeholder. Acquiror and Surviving Corporation are hereby relieved from any liability to any person for any acts done by Stakeholders’ Agent and any acts done by Acquiror or Surviving Corporation in accordance with any such decision, act, consent or instruction of the Stakeholders’ Agent.
9.5 Tax Matters. The Parties agree that (i) any amounts released to Acquiror from the Indemnity Escrow Amount of the Escrow Fund pursuant to this Agreement will be treated as a reduction in the aggregate consideration paid in connection with the Merger for federal income tax purposes; (ii) amounts paid to the holders of Target stock from the Escrow Fund or pursuant to Section 2.13 hereof will be treated as an increase in the aggregate consideration paid in connection with the Merger for federal income tax purposes; and (iii) amounts described in clause (ii) will be reported on the installment method of tax reporting (unless a particular Target stockholder elects otherwise). All interest and other income earned on the Escrow Fund (net of any losses and expenses) will be retained by the Escrow Agent and added to and become part of the Escrow Fund; provided, that on a quarterly basis the Escrow Agent shall, without the requirement of any consent or approval by the Stakeholders’ Agent, pay to Acquiror an amount equal to 40% of the interest and other income earned on the Escrow Fund during the preceding quarter. The Parties hereto agree that all income, gain, loss and deductions derived from the investment of the Escrow Fund will be taken into account for income tax purposes by the Acquiror. Acquiror will be responsible for advising and assisting the Escrow Agent with any Tax reporting required in connection with reporting taxable income earned from investment of the Escrow Fund and disbursements from the Escrow Fund, subject to the prior review and approval of the Stakeholders’ Agent.

10. General Provisions.
10.1 Notices. All notices and other communications hereunder will be in writing and will be deemed duly delivered (i) upon receipt if delivered personally, (ii) one (1) Business Day after being sent by commercial overnight courier service, or (iii) upon transmission (if sent during business hours), or at the opening of business on the next Business Day (if not sent during business hours), if sent via facsimile or electronic mail (e-mail) with confirmation of receipt to the Parties at the following addresses (or at such other address for a Party as will be specified upon like notice):
(a)	if to Acquiror or Merger Sub, to:
HealthSpring, Inc.
9009 Carothers Parkway, Suite 501
Franklin, Tennessee 37067
Attention: J. Gentry Barden
Facsimile: (615) 401-4566
E-mail: gentry.barden@healthspring.com
with a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention: J. James Jenkins, Jr.
Facsimile: (615) 742-2736
E-mail: jjenkins@bassberry.com
(b)	if to Target, to:
Bravo Health, Inc.
3601 O’Donnell Street
Baltimore, Maryland 21224
Attention: Frances Woodward
Facsimile: (215) 606-6404
E-mail: frances.woodward@bravohealth.com
with a copy (which shall not constitute notice) prior to the Effective Time to:
Cooley LLP
777 6th Street, NW, Suite 1100
Washington, DC 20001
Attention: Michael Lincoln
Attention: Ryan Naftulin
Facsimile: (202) 842-7899
E-mail: mlincoln@cooley.com
E-mail: rnaftulin@cooley.com

(c)	if to the Stakeholders’ Agent, to:
Shareholder Representative Services, LLC
601 Montgomery Street, Suite 2020
San Francisco, California 94111
Attention: Managing Director
Facsimile: (415) 962-4147
E-mail: deals@shareholderrep.com
10.2 Additional Definitions.
(a) In this Agreement, any reference to a “Target Material Adverse Effect” means any effect that is, or is likely to be, materially adverse to the Target Business taken as a whole; provided, however, that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be, a Target Material Adverse Effect:
(i) any failure by Target to meet internal or other financial estimates or forecasts of revenue, net income or any other measure of financial performance, provided that the underlying causes of such failure may be considered in determining whether there has been or could reasonably be expected to be a Target Material Adverse Effect; or
(ii) any adverse effect (including any claim, litigation, reduction in revenues or income, disruption of business relationships or loss of employees) arising from or attributable or relating to (A) the announcement or pendency of any of the transactions contemplated by this Agreement, (B) conditions affecting (1) the industry in which Target or any of its Subsidiaries operates or participates or (2) the U.S. economy or financial markets (except that such conditions in clauses “(1)” or “(2)” of this clause “(B)” will be taken into account to the extent they have adversely affected the Target Business disproportionately as compared to other companies in the industry in which Target and its Subsidiaries operate), (C) legal, accounting, investment banking or other fees or expenses incurred in connection with the transactions contemplated by this Agreement, (D) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of August 26, 2010 and disclosed in Section 3.16(a) of the Target Disclosure Schedule, (E) the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, this Agreement, (F) any breach by Acquiror of this Agreement or the Confidentiality Agreement, (G) the taking of any action by Acquiror or any of Acquiror’s Subsidiaries, or the taking of any action approved or consented to in writing by Acquiror, or (H) any change in accounting requirements or principles or any change in applicable Laws or the interpretation of such Laws, provided such change does not disproportionately affect Target and its Subsidiaries as compared to other companies in the industry in which Target and its Subsidiaries operate.

(b) In this Agreement, (i) any reference in Section 3 to Target’s “knowledge” means the actual knowledge of Jeffrey Folick, Scott Tabakin, Frances Woodward, Ena Pierce and Thomas Rekart after good faith inquiry by one or more of them of the officers of the Target and the Subsidiaries who are responsible for, or whose duties include, the matter(s) to which the subject representation or warranty relates, and (ii) any reference in Section 4 to Acquiror’s “knowledge” means the actual knowledge of Herb Fritch, Karey Witty, Gentry Barden and Lankford Wade after good faith inquiry by one or more of them of the officers of Acquiror who are responsible for, or whose duties include, the matter(s) to which the subject representation or warranty relates.
(c) In this Agreement, an entity will be deemed to be a “Subsidiary” of a party if such party directly or indirectly owns, beneficially, at least fifty percent (50%) of the outstanding equity or financial interests of such entity.
(d) In this Agreement, “person” means any individual or entity.
10.3 Target Disclosure Schedule. The Target Disclosure Schedule will be arranged to correspond to the representations and warranties in Section 3 of this Agreement, and the disclosure in any portion of the Target Disclosure Schedule will qualify the corresponding provision in Section 3 and any other provision of Section 3 to which it is reasonably apparent on its face that such disclosure relates.
10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
10.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments delivered pursuant to this Agreement, including the exhibits to this Agreement, the Target Disclosure Schedule and the other schedules to this Agreement: (a) together constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings (including the Original Agreement), both written and oral, among the Parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms and will survive any termination of this Agreement; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as provided in the last sentence of Section 8.3 (which is intended to be enforceable by the persons specified therein to the extent applicable), the last sentence of Section 10.8 (which is intended to be enforceable by the Lenders and their Representatives) and the final sentence of this Section 10.5; and (c) will not be assigned by Acquiror or Merger Sub, on the one hand, or by Target, on the other hand (by operation of law or otherwise), without the written consent of each of the Parties to this Agreement, except that Acquiror shall be entitled to freely assign its rights and obligations hereunder to one of its affiliates (provided that such affiliate is of similar creditworthiness and such assignment does not affect the Acquiror’s (or its assignee’s) ability to obtain the Financing on a less timely basis. Acquiror may collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated by this Agreement, provided that no such assignment or delegation will relieve Acquiror from any of its obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Stakeholders’ Agent hereunder), if the Merger is consummated, (i) the Former Stakeholders and the persons who held, immediately prior to the Effective Time, options to purchase Target Capital Stock will be third party beneficiaries of the provisions set forth in Section 2, (ii) the Former Stakeholders will be third party beneficiaries of the provisions set forth in Section 9.1(b), and (iii) the Indemnified Parties will be third party beneficiaries of the provisions set forth in Section 6.10.

10.6 Severability. In the event that any provision of this Agreement, or the application of any provision of this Agreement, becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by Law.
10.7 Remedies Cumulative. Except as otherwise provided in Section 9.2(c), Section 8.3 or elsewhere in this Agreement, any and all remedies in this Agreement expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
10.8 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of Law. Each of the Parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees that it will bring any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against any other Party or any of their Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement solely in any Federal or state court having jurisdiction and located in a state other than the States of Maryland or Tennessee. Notwithstanding anything in this Agreement to the contrary, each of the Parties also agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or any of their Representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
10.9 Rules of Construction.
(a) The Parties to this Agreement agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(c) As used in this Agreement, the words “include” and “including,” and variations of those words, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
10.10 Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the Parties to this Agreement agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
10.11 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties to this Agreement. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition of this Agreement on any one occasion will not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement will be deemed to or will constitute a waiver of any other term or condition of this Agreement (whether or not similar).

10.12 Attorney-Client Privileged Communications. Acquiror hereby irrevocably and unconditionally acknowledges and agrees not to, solely in any post-closing dispute or Action between the parties, (a) claim a waiver of the attorney-client privilege regarding any privileged communications between Target and Cooley, LLP to the extent relating to the negotiation, preparation, execution, delivery and closing under, or any dispute or Action arising under or in connection with, this Agreement, or any of the transactions contemplated hereby (collectively, the “Transaction Representation”) based on the fact that Acquiror has succeeded to the business of Target (or ownership of the Target and its Subsidiaries) or (b) claim ownership or otherwise use any such privileged communications (i.e., those relating to the Transaction Representation). The foregoing shall not (i) excuse a waiver of the attorney-client privilege on any other grounds, including the inadvertent or other non-confidential disclosure of any such communications, and (ii) in any event limit the Target’s ownership (and Acquiror’s indirect ownership) of such information for any other purpose, including in respect of the defense or investigation of any Action involving a third party for which the Stakeholders’ Agent has not exercised its right (or for which Acquiror has expressly exercised its right) to assume the defense of any such Action or are otherwise not eligible to assume the defense of any such Action, in each case pursuant to the terms of Section 9.2.
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IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and the Stakeholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

TARGET:

BRAVO HEALTH, INC.

By:	/s/ Jeffrey M. Folick

	Name:	Jeff Folick
	Title:	Chief Executive Officer

ACQUIROR:

HEALTHSPRING, INC.

By:	/s/ Herbert A. Fritch

	Name:	Herbert A. Fritch
	Title:	Chairman of the Board of Directors and Chief
Executive Officer

MERGER SUB:

BHI ACQUISITION CORPORATION

By:	/s/ Michael G. Mirt

	Name:	Michael G. Mirt
	Title:	Chairman of the Board of Directors, Chief
Executive Officer and President

STAKEHOLDERS’ AGENT:

SHAREHOLDER REPRESENTATIVE SERVICES, LLC,
solely in its capacity as the Stakeholders’ Agent

By:	/s/ Paul Koenig

	Name:	Paul Koenig
	Title:	Manager